Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

ZIMBRA, INC.

as Seller,

SYNACOR, INC.,

as Buyer,

and

SYNC HOLDINGS, LLC,

as Buyer Subsidiary

Dated as of August 18, 2015

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF THE BUSINESS		1

	1.1	Purchase and Sale of Assets	1
	1.2	Excluded Assets	2
	1.3	Purchase Price	3
	1.4	Assumed Liabilities	4
	1.5	Excluded Liabilities	4
	1.6	Non-Assignable Assets	5
	1.7	Further Assurances; Further Conveyances and Assumptions	6
	1.8	Bulk Sales Law	6
	1.9	Withholding Rights	6

2.	REPRESENTATIONS AND WARRANTIES OF SELLER		6

	2.1	Organization and Qualification	7
	2.2	Authorization	7
	2.3	Binding Effect	7
	2.4	Non-Contravention; Consents	7
	2.5	Title; Sufficiency	8
	2.6	Governmental Permits	8
	2.7	Real Property; Leases	8
	2.8	Compliance With Laws; Litigation	9
	2.9	Business Employees	10
	2.10	Contracts	12
	2.11	Intellectual Property	13
	2.12	Taxes	15
	2.13	Customers and Suppliers	17
	2.14	Affiliated Transactions	17
	2.15	Financial Statements	17
	2.16	No Material Adverse Effect	17
	2.17	Accounts Receivable	17
	2.18	Solvency	18
	2.19	Brokers	18
	2.20	Purchase Entirely for Own Account	18
	2.21	Restricted Securities	18
	2.22	Legends	19
	2.23	Accredited Investor	19
	2.24	No Other Representations or Warranties	19

3.	REPRESENTATIONS AND WARRANTIES OF BUYER		19

	3.1	Organization and Qualification	19
	3.2	Authorization	20
	3.3	Binding Effect	20
	3.4	Capitalization	20
	3.5	Valid Issuance of Securities	20
	3.6	Consents and Filings	20
	3.7	No Violations	21
	3.8	Litigation	21
	3.9	SEC Reports	21
	3.10	No Other Representations or Warranties	21

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4.	CERTAIN COVENANTS		21

	4.1	Access and Investigation Prior to Closing	21
	4.2	Operation of the Business Prior to Closing	22
	4.3	Exclusivity	22
	4.4	Access and Information	22
	4.5	Tax Reporting; Allocation of Consideration; Recording and Filing Fees	23
	4.6	Business Employees	24
	4.7	Commercially Reasonable Efforts	25
	4.8	Business Relationships; Payments	26
	4.9	Non-Competition	26
	4.10	Change of Name	27
	4.11	Restrictions on Seller Dissolution and Distributions	27
	4.12	Standstill Provisions	27
	4.13	Voting of Securities	28

5.	CONFIDENTIAL NATURE OF INFORMATION		28

	5.1	Confidentiality Agreement	28
	5.2	Seller’s Confidential Information	29
	5.3	Buyer’s Confidential Information	29
	5.4	Public Statements; Confidential Nature of this Agreement and Collateral Agreements	30

6.	CLOSING AND CONDITIONS TO CLOSING		31

	6.1	Closing	31
	6.2	Conditions to Obligations of Buyer	31
	6.3	Conditions to Obligations of Seller	32
	6.4	Deliveries by Seller	33
	6.5	Deliveries by Buyer	34
	6.6	Contemporaneous Effectiveness	34

7.	POST-CLOSING INDEMNIFICATION		35

	7.1	Survival	35
	7.2	Indemnification	35
	7.3	Limitations on Indemnification	36
	7.4	Indemnification Claims	37
	7.5	Third Party Claims	38
	7.6	Setoff Against, and Release of, Holdback Shares, Holdback Warrants and Earnout Amount	39

8.	TERMINATION		40

	8.1	Termination Events	40
	8.2	Effect of Termination	40

9.	MISCELLANEOUS PROVISIONS		40

	9.1	Notices	40
	9.2	Expenses	41
	9.3	Entire Agreement	41
	9.4	Assignment; Binding Effect; Severability	42
	9.5	Dispute Resolution; Venue; and Governing Law	42
	9.6	Specific Enforcement	42
	9.7	Waiver of Jury Trial	42
	9.8	Execution in Counterparts	43

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9.9	No Third-Party Beneficiaries	43
9.10	Other Definitional and Interpretive Matters	43
9.11	Waiver of Agreement	44
9.12	Amendment of Agreement	45

SCHEDULES

Schedules 1.1(a)(i), 1.1(a)(ii), 1.1(a)(iii) and 1.1(a)(iv)	Purchased Intellectual Property
Schedule 1.1(b)	Products
Schedules 1.1(d)(i) and 1.1(d)(iii)	Purchased Contracts
Schedule 1.1(e)	Purchased Equipment
Schedule 1.2(a)	Excluded Intellectual Property
Schedule 1.2(d)	Excluded Contracts
Schedule 1.2(g)	Excluded Equipment
Schedule 1.3(c)	Earnout Milestones
Schedule 1.5(e)	Retention Bonuses
Schedule 6.2(f)	Key Employees
Schedule 6.4(e)	Required Consents

Seller Disclosure Schedule
Buyer Disclosure Schedule

EXHIBITS

Exhibit A	Assignment and Bill of Sale
Exhibit B	Assumption Agreement
Exhibit C	Domain Name Assignment
Exhibit D	Patent Assignment Agreement
Exhibit E	Trademark Assignment Agreement
Exhibit F	Form of Warrant
Exhibit G	Lock-Up Agreement
Exhibit H	Brandt Non-Competition Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 18th day of August, 2015, by and among Zimbra, Inc., a Texas corporation (“Seller”), Synacor, Inc., a Delaware corporation (“Buyer”), and Sync Holdings, LLC, a Delaware limited liability company (“Buyer Subsidiary”). Seller, Buyer, and Buyer Subsidiary may sometimes herein be referred to collectively as the “Parties” and individually as a “Party.” All capitalized terms that are used but not otherwise defined in this Agreement will have the respective meanings ascribed to them in Annex A.

R E C I T A L S

A. Seller is, among other things, engaged in the business of designing, developing, selling, licensing, marketing, distributing, maintaining and supporting the Products (the “Business”);

B. The Business is composed of certain assets that are currently owned by or licensed to Seller and certain liabilities in respect of which Seller is currently obligated; and

C. The Boards of Directors of Buyer and Seller and the stockholders of Seller have approved, and deem it advisable and in the best interests of their respective stockholders, for (i) Seller to sell, transfer, and assign to Buyer Subsidiary, and for Buyer Subsidiary to purchase from Seller, the Purchased Assets (as hereinafter defined), (ii) Seller to assign, and Buyer Subsidiary to assume, the Assumed Liabilities (as hereinafter defined), and (iii) Seller and Buyer to enter into the Collateral Agreements, in each case as more fully described and upon the terms and subject to the conditions set forth herein (such transactions contemplated by this Agreement and/or the Collateral Agreements being referred to herein collectively as the “Transactions”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1.	PURCHASE AND SALE OF THE BUSINESS

1.1 Purchase and Sale of Assets. Upon the terms of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer Subsidiary, and Buyer Subsidiary shall purchase, acquire, and accept from Seller, exclusively throughout the world, all right, title and interest of Seller in, to, and under the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, the term “Purchased Assets” means all of the Seller’s, right, title, interest and all Intellectual Property in, to and under those assets, properties, and rights set forth or described in paragraphs (a) through (l) below:

(a) the Purchased Intellectual Property;

(b) the Products;

(c) the Purchased Technology;

(d) the Purchased Contracts;

(e) the Purchased Equipment;

(f) the Purchased Receivables;

(g) all prepaid expenses of Seller other than prepaid insurance, not to exceed $300,000 in the aggregate;

(h) the Business Records; provided, however, that Seller will be entitled to retain a copy of the Business Records;

(i) all Governmental Permits that are assignable and which are required for the operation of the Business as currently conducted;

(j) any attorney-client privilege and attorney work-product protection (including all documents subject to such attorney-client privilege and attorney work-product protection) exclusively related to and resulting from the Purchased Assets that are not related to the Transactions;

(k) the goodwill of the Business, other than the goodwill associated with Seller’s other businesses that are not the Business, or Seller’s Trademarks that are not Purchased Assets; and

(l) all of the equity interests in each of the Foreign Subsidiaries.

1.2 Excluded Assets. For the avoidance of doubt, and notwithstanding anything in Section 1.1 to the contrary, Seller and Buyer expressly acknowledge and agree that the Purchased Assets will not include, and Seller is not selling, transferring, assigning, conveying or delivering to Buyer Subsidiary, and Buyer Subsidiary shall not purchase, acquire or accept from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (p) below (the rights, properties and assets expressly excluded by this Section 1.2 being referred to herein as the “Excluded Assets”):

(a) all Intellectual Property that is not Purchased Assets, including Intellectual Property listed on Schedule 1.2(a);

(b) all products of Seller and its Affiliates that are not Products;

(c) any cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards, corporate calling cards or similar items, of the Sellers or any Affiliate of the Sellers;

(d) the Excluded Contracts;

(e) any enterprise license agreement of the Seller solely to the extent that such agreement includes any product or service of the Seller that is not a Product or service of the Business;

(f) any rights in any real property other than rights under real estate leases included in the Purchased Contracts;

(g) the Excluded Equipment;

(h) any Excluded Records;

(i) any Governmental Permits other than Governmental Permits that are assignable and which are required for the operation of the Business as currently conducted;

(j) any information management system of Seller or any Affiliate of Seller that is not exclusively used or exclusively held for use in, the operation of the Business or not otherwise listed as Purchased Equipment, and copies of any software residing thereon that is not otherwise a Purchased Asset;

(k) any insurance policies, binders and claims and rights thereunder and the proceeds thereof;

(l) all of the assets of the Seller Benefit Plans;

(m) the Excluded Receivables;

(n) any rights, rights of recovery, claims, defenses or causes of action of Seller or any Affiliate of Seller against Third Parties relating to the assets, properties, business or operations of Seller or any Affiliate of Seller related to, arising from, or incurred in connection with conditions or events occurring prior to the Closing, except for rights of recovery, claims, defenses or causes of action of Seller or any Affiliate of Seller to the extent related to the Purchased Assets;

(o) except as set forth in Section 1.1(j), (i) any attorney-client privilege and attorney work-product protection of Seller or associated with the Business as a result of legal counsel representing Seller or the Business, including in connection with the Transactions; (ii) all documents maintained by legal counsel as a result of representation of the Seller or the Business; (iii) all documents subject to the attorney-client privilege and work-product protection described in subsection (i); and (iv) all documents maintained by the Seller in connection with the Transactions; and

(p) except for the Foreign Subsidiaries, any securities or equity interests in any Person.

1.3 Purchase Price.

(a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer Subsidiary and the rights granted to Buyer under the Collateral Agreements, Buyer shall (i) pay to Seller at the Closing, an amount in cash equal to $17,310,000.00 (the “Cash Consideration”) by wire transfer of immediately available funds to an account designated by Seller’s written instructions provided to Buyer at least two Business Days prior to Closing, (ii) pay to Seller in accordance with Section 1.3(c) below an amount in cash up to $2,000,000.00 (the “Earnout Consideration”), (iii) issue to Seller at the Closing 2,400,000 shares of Buyer Common Stock (the “Closing Shares”), (iv) issue to Seller at the Closing one or more Warrants to purchase 480,000 shares of Buyer Common Stock (the “Closing Warrants”), (v) issue to Seller in accordance with Section 1.3(b) below up to an additional 600,000 shares of Buyer Common Stock (the “Holdback Shares” and together with the Closing Shares, the “Shares”), (vi) issue to Seller in accordance with Section 1.3(b) below one or more Warrants to purchase up to an additional 120,000 shares of Buyer Common Stock (the “Holdback Warrants” and together with the Closing Warrants, the “Warrants”), and (vii) cause Buyer Subsidiary to assume the Assumed Liabilities. The Cash Consideration, Earnout Consideration, Shares and Warrants, to the extent payable or issuable according to this Agreement, are collectively referred to as the “Purchase Price”)

(b) Holdback Release. On the Holdback Release Date, Buyer shall promptly release, issue and deliver the Holdback Shares and Holdback Warrants to Seller, subject to and contingent upon any reduction resulting from payments made or to be made pursuant to claims for indemnification made by a Buyer Indemnified Party prior to the Holdback Release Date in satisfaction of Seller’s indemnification obligations as described in Article 7.

(c) Earnout Payment. Buyer shall pay to Seller all or such portion of the Earnout Consideration as may be due in accordance with the milestones described in Schedule 1.3(c), in each case promptly following the applicable date for satisfaction of such milestones as set forth in Schedule 1.3(c) (the later of such dates, “Earnout Payment Date”), and subject to and contingent upon any reduction resulting from payments made or to be made pursuant to claims for indemnification made prior to the payment of the Earnout Consideration in satisfaction of Seller’s indemnification obligations as described in Article 7. Nothing in this Agreement shall be construed to limit Buyer’s ability to conduct the Business acquired pursuant to this Agreement in any manner deemed appropriate by Buyer in its reasonable discretion; provided that Buyer shall not take any action in bad faith for the purpose of avoiding or reducing the Earnout Consideration payable hereunder.

1.4 Assumed Liabilities. Upon the terms of this Agreement, at the Closing, Buyer Subsidiary shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means only the Liabilities set forth or described in paragraphs (a) through (g) below, whether or not any such Liabilities have a value for accounting purposes or are carried or reflected in or specifically referred to in Seller’s or any Affiliate of Seller’s financial statements:

(a) any and all Liabilities arising under or pursuant to the Purchased Contracts after the Closing (other than any Liability resulting from a breach of any Purchased Contract by Seller prior to the Closing);

(b) any and all Liabilities arising from designing, developing, offering for sale, selling, licensing, marketing, supplying, importing, making, using, distributing, maintaining, supporting, performing, displaying, reproducing or creating derivatives of the Products after the Closing;

(c) any and all Permitted Encumbrances;

(d) any and all Liabilities with respect to the Business or the Purchased Assets arising from the conduct of the Business or the ownership of the Purchased Assets by Buyer or any Subsidiary of Buyer;

(e) any and all Liabilities relating to the carryover of up to one (1) week of vacation pay for those United States Business Employees who commence employment with Buyer or one of its Subsidiaries as of the Closing, and any and all Liabilities relating to vacation pay for Business Employees of the Foreign Subsidiaries (collectively, the “Assumed Vacation Liabilities”);

(f) the deferred revenue associated with the Purchased Contracts; and

(g) any and all Liabilities relating to equipment leases, capital leases, and deferred purchase obligations with respect to the Purchased Equipment arising on and after the Closing Date.

1.5 Excluded Liabilities. For the avoidance of doubt, and notwithstanding anything in Section 1.4 to the contrary, Seller and Buyer hereby expressly acknowledge and agree that the Assumed Liabilities will not include, and Seller shall not assign to Buyer Subsidiary pursuant to this Agreement, and Buyer Subsidiary shall not accept or assume or be obligated to pay, perform or otherwise assume or discharge any Liabilities of Seller or any Affiliate of Seller, whether direct or indirect, known or unknown, absolute, contingent or otherwise, pursuant to or under the Excluded Liabilities. For purposes of this Agreement, the term “Excluded Liabilities” means any and all Liabilities of Seller or any of its Affiliates that do not constitute Assumed Liabilities, including any and all Liabilities set forth or described in paragraphs (a) through (g) below, in each case whether or not any such Liability has a value for accounting purposes or is carried or reflected on, or specifically referred to in, Seller’s or the applicable Affiliate’s financial statements:

(a) any and all Liabilities to the extent arising from, or incurred in connection with, the Excluded Assets;

(b) any and all Liabilities of Seller or any of its Subsidiaries for Excluded Taxes;

(c) any and all Liabilities for sales commissions accrued prior to the Closing Date (the “Sales Commissions”);

(d) any and all Liabilities relating to vacation pay for employees of Seller or any of its Subsidiaries other than the Assumed Vacation Liabilities (the “Excluded Vacation Liabilities”);

(e) any and all Liabilities for the retention bonuses set forth on Schedule 1.5(e);

(f) any and all Liabilities of Seller or any of its Subsidiaries for Transaction Expenses of the Seller and its Subsidiaries; and

(g) any and all Liabilities of Seller or any of its Subsidiaries relating to, arising from, or incurred in connection with (i) any Seller Benefit Plan; and (ii) except as set forth in Sections 1.4(e) and (f), any compensation-related or other Liabilities relating to the employment or service of any Employee with Seller or any of its Affiliates prior to Closing or the termination of service or employment of any Employee by Seller or any of its Affiliates prior to, at or following Closing.

1.6 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the Transactions contemplated hereby will be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to Buyer Subsidiary (provided, that this Section 1.6(a) will not affect whether any asset, property or right will, once any required consent or waiver is obtained, be deemed to be a Purchased Asset for any other purpose under this Agreement) or for Buyer Subsidiary and its respective successors and assigns to assume any Assumed Liability which by its terms or by Law is not transferable or assignable, as applicable, without the consent or waiver of a third party or is terminable or cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver has been obtained (collectively, the “Non-Assignable Assets”).

(b) Seller shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to obtain, or to cause to be obtained, the Seller Consents (as defined below). To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained prior to Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller in trust for the benefit of Buyer Subsidiary, and all benefits and obligations existing thereunder will be for Buyer Subsidiary’s account, (ii) Buyer Subsidiary shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller) all of the covenants and obligations of Seller incurred after the Closing with respect to such Non-Assignable Assets, (iii) Seller shall take or cause to be taken, subject to the second sentence of this Section 1.6(b), such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer Subsidiary with the benefits of such Non-Assignable Assets and to, using commercially reasonable efforts, effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and to pay over to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets in accordance with Section 4.8, and (iv) Buyer and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the Collateral Agreements. If and when such consent or waiver is obtained, Seller shall, and shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver such Non-Assignable Asset to Buyer Subsidiary for no additional consideration.

(c) As of and from the Closing Date, Seller authorizes (and shall cause each of its Subsidiaries to authorize) Buyer Subsidiary, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer Subsidiary’s expense, to perform all the obligations and receive all the benefits of Seller and its Subsidiaries under the Non-Assignable Assets.

1.7 Further Assurances; Further Conveyances and Assumptions. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further assignments, conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer Subsidiary and its respective successors or assigns, as applicable, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be transferred, assigned or conveyed to Buyer Subsidiary under this Agreement and the Collateral Agreements and for Buyer Subsidiary and its respective successors and assigns to fully and effectively assume the Assumed Liabilities under this Agreement, and to otherwise make effective the Transactions and to confirm Buyer Subsidiary’s title to or interest in the Purchased Assets, to put Buyer Subsidiary in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring back to Seller any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer Subsidiary at the Closing, and (ii) transferring to Buyer Subsidiary any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer Subsidiary at the Closing.

1.8 Bulk Sales Law. Buyer hereby waive compliance by Seller with the requirements and provisions of any “bulk sales,” “bulk transfer” or any similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer Subsidiary.

1.9 Withholding Rights. Buyer and Buyer Subsidiary shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement such amounts as Buyer and Buyer Subsidiary are required to deduct and withhold with respect to any such deliveries and payments under any provision of state, local, provincial or foreign Tax law, provided that Buyer or Buyer Subsidiary, as applicable, shall timely remit to the appropriate governmental agency any amount deducted or withheld pursuant to this Section 1.9. To the extent that amounts are so withheld and timely remitted, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller in respect of which such deduction and withholding was made.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of these representations and warranties (other than those in Sections 2.1, 2.2, 2.4, 2.15, 2.18, 2.19, 2.20, 2.21, 2.22, 2.23), the term the “Seller” shall include the Foreign Subsidiaries, unless otherwise noted herein. Subject to the exceptions set forth in the Seller Disclosure Schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (which disclosures will delineate the section or subsection to which they apply but will also qualify such other sections or subsections in this Article 2 to the extent that it is reasonably apparent (without a specific cross-reference)

on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Seller represents and warrants to Buyer that:

2.1 Organization and Qualification.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets owned or leased by it. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each Foreign Subsidiary is duly organized, validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own or lease and operate the Purchased Assets owned or leased by it. Each Foreign Subsidiary is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

2.2 Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the Collateral Agreements to which it will be a party and the consummation by it of the Transactions have been duly authorized (i) in accordance with all necessary corporate approval requirements of Seller, and (ii) by the stockholders of Seller and by Seller on behalf of each Foreign Subsidiary, in each case where required by applicable Law, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or any Collateral Agreement to which it will be a party or the consummation of the Transactions.

2.3 Binding Effect. This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements, when duly executed and delivered by Seller will be, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

2.4 Non-Contravention; Consents.

(a) Assuming that all Seller Consents (as defined below) have been obtained, the Collateral Agreements and the Transactions, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller and the consummation of the Transactions do not and will not: (i) result in a breach or violation of any provision of Seller’s certificate of incorporation or by-laws or other similar organizational documents, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, Purchased Contract, license, deed of trust, note, loan, indenture, lien, lease, instrument, order, or judgment to which Seller is a party or by which it is bound, or (iii) violate in any material respect any Law of any Governmental Authority having jurisdiction over Seller or the Purchased Assets.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution and delivery of this Agreement or by Seller in connection with the execution and delivery of the Collateral Agreements or for the sale of the Purchased Assets and the consummation of the Transactions by Seller, except for the consents or approvals of Persons that are required to transfer or assign to Buyer Subsidiary any Purchased Assets or assign the benefits of or delegate performance with regard thereto, for Seller to perform its obligations under this Agreement or for Seller to perform its obligations under the Collateral Agreements, all of which are identified in Section 2.4(b) of the Seller Disclosure Schedule (the “Seller Consents”).

2.5 Title; Sufficiency.

(a) Seller has good, valid, and marketable ownership of and title to, or a valid leasehold interest in, the Purchased Equipment, free and clear of all Encumbrances except Permitted Encumbrances, and upon consummation of the Transactions, Buyer will acquire good, valid, and marketable title to, or a valid leasehold interest in, such Purchased Equipment, free and clear of all Encumbrances except Permitted Encumbrances and Encumbrances arising out of any actions of Buyer and its Subsidiaries.

(b) Except for the Excluded Assets, the Collateral Agreements and the items (including items licensed to Seller) set forth on Section 2.5(b) of the Seller Disclosure Schedule, the Purchased Assets (i) constitute all of the assets, properties and rights, whether tangible or intangible, real or personal, that are used in or held for use in the operation of the Business and (ii) are sufficient to enable Buyer, immediately following the Closing, to continue to conduct the Business in substantially the same manner as currently conducted or proposed to be conducted by the Seller and to prosecute all rights under the Purchased Contracts to the same extent such rights inhered in Seller.

2.6 Governmental Permits. Section 2.6 of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all material Governmental Permits (i) pursuant to which Seller or any of its Subsidiaries currently leases, operates or holds any interest in any Purchased Assets, or (ii) which are required for the operation of the Business as currently conducted. Seller owns, holds or possesses in its own name, all material Governmental Permits that are required by currently effective Laws and necessary to own or lease, operate and use the Purchased Assets and to operate the Business, all of which are in full force and effect. Seller is not in material violation of or in material default under any such Governmental Permits. As of the date of this Agreement, no proceeding is pending or, to Seller’s Knowledge, threatened to revoke or limit any such Governmental Permit. In addition, with regard to each Distributor, to Seller’s Knowledge: (a) each Distributor owns, holds or possesses in its own name all material Governmental Permits that are required by currently effective Laws and necessary to operate its Distributor Business, all of which, to Seller’s Knowledge are in full force and effect, (b) no Distributor is in material violation of or in material default under any such Governmental Permits, and (c) no proceeding is pending or threatened to revoke or limit any such Governmental Permits.

2.7 Real Property; Leases.

(a) None of the real property used or occupied by Seller (“Seller Real Property”) is owned by Seller. All of Seller Real Property is leased or subleased by Seller.

(b) Section 2.7(b) of Seller Disclosure Schedule sets forth all leases, subleases and other agreements pursuant to which Seller derives its rights in Seller Real Property and which constitute Purchased Contracts (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto. If any of the Leases is a sublease, then, any applicable master/prime lease and its parties shall also be described, and similar details set forth, on Section 2.7(b) of Seller Disclosure Schedule, and, to Seller’s Knowledge, all of the representations in this Section 2.7 regarding the status of such Lease are also hereby made as to such master/prime lease.

(c) The Leases are valid, binding and enforceable in accordance with their respective terms, and to Seller’s Knowledge, there does not exist under any such Lease or under any agreement constituting a Permitted Lien on Seller Real Property any material default by Seller, to Seller’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by Seller or by any other Person. Except as set forth on Section 2.7(c) of Seller Disclosure Schedule no consents, waivers or approvals relating to Seller Real Property are required in connection with the Transactions, whether under the Leases or under any Permitted Liens.

(d) Except as set forth on Section 2.7(d) of Seller Disclosure Schedule, Seller is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder.

(e) There are no material disputes in respect of Seller Real Property, and the use and occupation of Seller Real Property by Seller is in compliance in all material respects with all applicable Laws, and to Seller’s Knowledge, all Seller Real Property is in compliance in all material respects with all applicable Laws.

2.8 Compliance With Laws; Litigation.

(a) Except as set forth in Section 2.8(a) of the Seller Disclosure Schedule, Seller has operated the Business at all times in compliance in all material respects with all applicable Laws (including any applicable environmental, labor, export control or foreign corrupt practices Law) to which Seller is or was subject. Seller has not received any notice or, to Seller’s Knowledge, other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law. Neither Seller nor any of its directors, officers or employees or, to Seller’s Knowledge, any agents or any other Person acting on behalf of any such Person have, with respect to the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (b) made any unlawful payment to any government official or employee or any political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions. This Section 2.8(a) does not address or otherwise encompass the Intellectual Property matters covered in Section 2.11.

(b) As of the date hereof, except as set forth on Section 2.8(b) of the Seller Disclosure Schedule, (i) no Order is in effect, (ii) there is no Action or governmental investigation pending or, to Seller’s Knowledge, threatened against Seller; and (iii) there is no Action by Seller pending, or that Seller intends to initiate, against any other Person, in each case that (A) relates to the Business or the Purchased Assets or (B) seeks to restrain or enjoin the consummation of the Transactions. To Seller’s Knowledge, there is no reasonable basis for any Person to assert a claim against Seller related to or arising out of the Purchased Assets, including based upon Seller entering into this Agreement or the Transactions.

(c) In addition, with regard to each of Distributor: (i) to Seller’s Knowledge, each Distributor has operated its Distributor Business at all times in compliance in all material respects with all applicable Laws (including any applicable environmental, labor, export control or foreign corrupt practices Law) to which such Distributor is or was subject, (ii) Seller has not received any notice or, to Seller’s Knowledge, other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure by any Distributor to comply with, any applicable Law, (iii) as of the date hereof, except as set forth on Section 2.8(c) of the Seller Disclosure Schedule, to Seller’s Knowledge (A) no Order is in effect, (B) there is no Action or governmental investigation pending or threatened against any Distributor, and (C) there is no Action by any Distributor pending, or that a Distributor intends to initiate, against any other Person, in each case that relates to any Distributor Business.

2.9 Business Employees.

(a) Section 2.9(a)(i) of the Seller Disclosure Schedule contains a true, correct and complete list, as of the date specified on such list, of all Business Employees, showing for each Business Employee, the name or employee ID number, position held, status as exempt/non-exempt, whether full- or part-time, service commencement date with the Seller (and if different, service commencement date with the Business), base salary or base wage rate, target annual cash bonus opportunity, and accrued vacation and fringe benefits as of the date specified on such list. Section 2.9(a)(i) of the Seller Disclosure Schedule also contains a true, correct and complete list of all non-U.S. citizens or permanent residents currently employed by Seller in the U.S. as Business Employees along with their visa status, visa expiration date and a summary of the status of any formal Seller efforts to extend the current visa status or convert the visa status of such individuals to some other visa status, in order to extend their availability to the Business as Business Employees. The Business Employees listed in Section 2.9(a)(i) of the Seller Disclosure Schedule constitute all Employees who devote all or a majority of their time to the Business and are, alone, sufficient to operate the Business. Except as described in Section 2.9(a)(ii) of the Seller Disclosure Schedule, none of the Business Employees is represented by a union, works council or other similar body nor is the Seller party to any collective bargaining agreements or other agreements with any labor organization that apply or are reasonably likely to apply to the Business or the Business Employees. Section 2.9(a)(ii) of the Seller Disclosure Schedule lists all material collective bargaining agreements or other material contracts, agreements or arrangements between the Seller and any union, works council or body representing employees. Except as listed in Section 2.9(a)(iii) of the Seller Disclosure Schedule, no Business Employee (including any Automatic Transfer Employee) is an elected member of the works council, shop steward or similar employee representative body of the Buyer or any Subsidiaries of the Buyer.

(b) Except as set forth in Section 2.9(b) of the Seller Disclosure Schedule or as required by applicable Laws, (i) the employment of each Business Employee is terminable by the Seller at will, (ii) no Business Employee is entitled to receive a retention bonus based on their continued employment or service with Seller and (iii) no Business Employee is entitled to receive severance pay or other post-termination severance benefits from Seller or wages or payments for accrued but unused vacation time, sick time, or paid time off under any Seller Benefit Plan following the termination of such Business Employee’s employment with Seller. To the knowledge of the Seller, no Business Employee is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Business Employee to be employed by the Seller because of the nature of the Business or to the use of trade secrets or proprietary information of others.

(c) Section 2.9(c) of the Seller Disclosure Schedule identifies, as of the date hereof, each Seller Benefit Plan. With respect to each Seller Benefit Plan, Seller has made available to Buyer true, correct and complete copies of the most recent summary plan description or other written description thereof. Each Seller Benefit Plan is operated in compliance in all material respects with its terms and with all applicable Laws, including ERISA, and all contributions required to be made to each Seller

Benefit Plan on behalf of a Business Employee have been made on a timely basis. Each Seller Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service, a copy of which has been made available to Buyer, and no circumstances have occurred that would reasonably be expected to result in revocation of such favorable determination letter or adversely affect the qualification of such Pension Plan. None of Seller or any of its Affiliates has any Liability with respect to a plan that is subject to Title IV of ERISA. Except as set forth on Section 2.9(c) of the Seller Disclosure Schedule, there are no participant loans of any Business Employee outstanding under Seller’s tax-qualified employee savings plan(s) maintained in the U.S. (the “Seller 401(k) Plan”). Neither the Seller nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(d) With respect to the Business Employees, there is not pending or existing, and to Seller’s Knowledge there is not threatened, (i) any strike, slowdown, picketing, organized work stoppage, or other material labor dispute; (ii) any application for certification of a collective bargaining agent; or (iii) any union organizing attempts.

(e) Except as set forth in Section 2.9(e) of the Seller Disclosure Schedule, Seller has not implemented any plant closings or employee layoffs that would give rise to any Liability, either in respect of the Business or the Business Employees, or at any worksite where the Business Employees are located, under the Worker Adjustment and Retraining Notification Act of 1998, as amended, or any similar Law (collectively, the “WARN Act”). The Seller has not caused any of its Employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the date hereof. Each former Employee whose employment was terminated by the Seller has entered into an agreement with the Seller providing for the full release of any claims against the Seller or any related party arising out of such employment.

(f) Except as set forth in Section 2.9(f) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Collateral Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Benefit Plan that will or may result in any compensatory payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee.

(g) Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Business Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 2.9(g) of the Seller Disclosure Schedule, there are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

2.10 Contracts.

(a) Section 2.10(a) of the Seller Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of the following Contracts to which Seller is a party, that are currently in force and that are used exclusively in the Business:

(i) each Purchased Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $50,000;

(ii) each Purchased Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $20,000;

(iii) each Purchased Contract that is a lease of real or personal property having a value individually in excess of $100,000;

(iv) each Contract containing any covenant limiting the freedom of Seller or any Affiliate of Seller to engage in the Business or to compete with any person in the Business;

(v) each Purchased Contract that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $20,000 and which includes a most favored customer pricing covenants or exclusivity, or involving provisions restricting or affecting the development, manufacture or distribution of the Products;

(vi) each Contract that expressly grants any material right, title or interest under any of the Purchased Assets (including, for the avoidance of doubt, agreements entered into with OEMs);

(vii) each Purchased Contract that expressly grants any right, title or interest to Seller under any Intellectual Property of a Third Party, except for standard end-user, object code, internal-use licenses to software that is generally commercially available;

(viii) each Purchased Contract that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $20,000 and which includes a Source Code escrow agreement;

(ix) each Purchased Contract that is a distribution, joint marketing, partnership, joint venture or development agreement or similar Contract with respect to Products or services of an amount or value in excess of $100,000;

(x) any settlement agreement under which Seller or any of its Subsidiaries has ongoing obligations exclusively related to the Business;

(xi) any Purchased Contract (other than Purchased Contracts with customers, distributors, resellers, and OEMs) involving indemnification by Seller with respect to infringements of proprietary rights; or

(xii) any other Purchased Contract not made in the ordinary course of business that is material to the Business.

(b) Each Purchased Contract is valid, binding and enforceable against Seller, and to Seller’s Knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Except as identified in Section 2.10(b) of the Seller Disclosure Schedule, Seller is not, and has not received any written notice that it is, in default under or in breach of or is otherwise delinquent in performance under any Purchased Contract, and, to Seller’s Knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Purchased Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default, except for breaches, failures of performance or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Section 2.10(c) of the Seller Disclosure Schedule lists, all material Contracts used in the Business other than those Contracts used exclusively in the Business.

2.11 Intellectual Property.

(a) Section 2.11(a) of the Seller Disclosure Schedule sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction, status thereof (including any and all actions that are due or must be taken, or payments and/or filings that are due or must be made within 90 days of the Closing Date to obtain, maintain, perfect or renew such Intellectual Property) and owner(s), as applicable, a complete and correct list of all the following Purchased Intellectual Property active as of the date of this Agreement: (i) registered Trademarks, pending Trademark applications, and unregistered trademarks; (ii) registered Copyrights and pending Copyright applications; (iii) Domain Names; and (iv) issued Patents or pending Patent applications. All of the Purchased Intellectual Property is valid, subsisting, in full force and effect, and has not expired or been cancelled or abandoned. All necessary documents and certificates in connection with the Purchased Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Purchased Intellectual Property, and any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority to maintain such Purchased Intellectual Property as active and due before Closing and within 90 days thereafter have been paid in full through Closing. Seller shall not register, attempt to register, obtain, or use any domain name, trademark, service mark or trade name that is included in the Purchased Assets or is confusingly similar thereto anywhere in the world.

(b) Seller has not granted any license, covenant not to sue or title (in whole or in part) or any rights to any of the Purchased Intellectual Property other than pursuant to a Contract listed in Section 2.10(a) of the Seller Disclosure Schedule or standard end-user, object code, internal-use software licenses granted by the Seller in the ordinary course of business.

(c) The Purchased Intellectual Property is not the subject of any judgment, order, writ, injunction or decree of any Governmental Authority, and to Seller’s Knowledge, no such thing is threatened against Seller, any customer of the Business, or any Distributor involving the Purchased Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register or issue the Purchased Intellectual Property listed in Section 2.11(a) of the Seller Disclosure Schedule.

(d) The Purchased Intellectual Property is sufficient for the conduct of the business with respect to the Products as currently conducted and to the Seller’s Knowledge, currently proposed to be conducted. Seller has not transferred ownership of, or agreed to transfer ownership of, any Intellectual Property that is included in the Purchased Intellectual Property to any third party. Except as set forth on Section 2.11(d) of the Seller Disclosure Schedule, none of the Purchased Intellectual Property or research, design, development, manufacture, marketing, use, sale, offer for sale, supply, use, modification, hosting, distribution, license, support or import of the Products, as of the Closing Date, infringes, dilutes, misappropriates, or otherwise violates the Intellectual Property right of any other Person prior to the Closing Date, and Seller is not aware of any potential basis for such infringement, misappropriation, dilution or violation. Except as set forth on Section 2.11(d) of the Seller Disclosure Schedule, there is no Action pending against Seller or, to Seller’s Knowledge, any customer of the Business or any Distributor that alleges that the Products or Purchased Intellectual Property infringe, dilute, misappropriate, violate, or constitute the unauthorized use of the Intellectual Property of any Person. Except as set forth on Section 2.11(d) of the Seller Disclosure Schedule, Seller has not received, and to Seller’s Knowledge no customer of the Business or Distributor has received, any written offers to license Intellectual Property relating to the Products or written notice that an Action will be brought against Seller or such customer or Distributor relating to the Products. Except as set forth on Section 2.11(d) of the Seller Disclosure Schedule, to Seller’s Knowledge, none of the Purchased Intellectual Property has been or is currently being infringed, misappropriated or otherwise violated by any Person in any material respect, and Seller is not aware of any potential basis for such infringement, misappropriation or violation.

(e) Any Employee who has made a material contribution to any Purchased Intellectual Property has signed a Proprietary Information and Inventions Agreement or consulting agreement containing proprietary information, confidentiality and assignment provisions that provide for (i) the non-disclosure by such Person of any of Seller’s or any of its Subsidiaries’ Confidential Information of the Business and (ii) the assignment (with no exclusions) by such Person to Seller or any of its Subsidiaries of all Intellectual Property rights arising out of such Person’s employment or engagement by, or contract with, Seller or any of its Subsidiaries. Without limiting any other provision of this Agreement, no Employee of Seller owns or has any right to the Purchased Intellectual Property, nor has any Employee made any assertions with respect to any alleged ownership or rights thereto.

(f) Section 2.11(f) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete list of Third Party Components that are embedded in the Products. For the Open Source Software, Section 2.11(f) of the Seller Disclosure Schedule, identifies (i) the Product that embeds the Open Source Software; (ii) whether any modification was made by or for Seller or any of its Subsidiaries; (iii) the name and version number of the applicable license agreement for each such item of Open Source Software; (iv) the manner in which such Open Source Software is embedded in each Product; and (v) whether Seller is required (even if it distributed its software) under the applicable license agreement for each such item of Open Source Software to (1) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (2) distribute or make available any of Seller’s proprietary software or intellectual property (or to permit any such distribution or availability).

(g) As of the date hereof, except as set forth on Section 2.11(g) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries, nor any other Person acting on their behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure, delivery or licensing to any Person of, any Source Code for any Product except for disclosures to (i) with respect to Open Source Software editions of the Products (which does not include those portions of the Products being offered as of the Closing Date as closed source, commercial software), end user licensees under Open Source Software license(s) or license agreements entered into in the ordinary course of business, or (ii) Employees under binding agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performances of services to Seller or any Subsidiary thereof. None of Seller or any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Product or Purchased Intellectual Property to any escrow agent or other Person as a result of the consummation of this Agreement, and the consummation of this Agreement or the Transactions will not result in the triggering of any event that would allow or require an escrow agent to release any Source Code to any Person.

(h) Seller has taken reasonable steps to prosecute, protect, maintain and preserve its respective rights in Confidential Information and Intellectual Property that constitutes the Purchased Intellectual Property. Except as set forth on Section 2.11(h) of the Seller Disclosure Schedule, to Seller’s Knowledge, none of the Confidential Information that constitutes the Purchased Intellectual Property, as of the Closing Date, has been disclosed to any Person without Seller’s express knowledge and authorization prior to the Closing Date.

(i) Excluding (i) any in-licensed third-party Intellectual Property or Technology embedded or included in the Purchased Intellectual Property or Purchased Technology as set forth in Section 2.11(f) of the Seller Disclosure Schedule or pursuant to any Contract set forth in Sections 2.10(a), 2.10(b) or 2.10(c) of the Seller Disclosure Schedule, and (ii) any Open Source Software embedded or included in the Purchased Intellectual Property or Purchased Technology as set forth in Section 2.11(f) of the Seller Disclosure Schedule, Seller has good, marketable, and valid title to and ownership of the Purchased Intellectual Property and the Purchased Technology, free and clear of all Encumbrances except Permitted Encumbrances.

(j) Seller has complied with all applicable Laws, regulations and self-regulatory principles and its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information, including personal data, or non-public customer information collected by Seller or by third parties having authorized access to the records of Seller with respect to the Products. The execution, delivery and performance of this Agreement, will comply in all respects with all applicable Laws, regulations and self-regulatory principles. Seller has not received a written complaint regarding Seller’s collection, use or disclosure of personally identifiable information, including personal data, or non-public customer information in respect of the Products.

(k) At no time during the conception, reduction to practice, creation or development of any of the Purchased Intellectual Property was any developer, inventor or other contributor to Patents included therein operating under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect Seller’s rights in such Purchased Intellectual Property.

2.12 Taxes.

(a) Except as set forth on Section 2.12(a) of the Seller Disclosure Schedule, Seller has properly completed and timely filed all Tax Returns required to be filed by them prior to the Closing Date and all such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Law. Except as set forth on Section 2.12(a) of the Seller Disclosure Schedule, Seller has timely paid all Taxes required to be paid by them (whether or not shown on a Tax Return), have properly accrued all Taxes to be paid by them, and have no liability for Taxes in excess of the amount so paid or accrued. There is no claim for Taxes being asserted against Seller or any of its Subsidiaries that has resulted in an Encumbrance against the Purchased Assets. All Taxes required to be withheld or paid by Seller in connection with amounts paid or owing to any employee of Seller have been duly and timely withheld or paid, and any such withheld Taxes have been either duly and timely paid to the proper Tax Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Tax Authority. There are no Encumbrances for Taxes upon the Purchased Assets, except for Permitted Encumbrances.

(b) No deficiencies for any Tax have been claimed, proposed or assessed or to Seller’s Knowledge, threatened against Seller or any of its Subsidiaries that have not been settled or paid. Except as set forth on Section 2.12(b) of the Seller Disclosure Schedule, no Tax Return of Seller has ever been audited by the IRS or any other Taxing agency or Tax Authority, no such audit is in progress and neither Seller nor any of its Subsidiaries has been notified of any request for such an audit or other examination and no audit or other examination is currently being conducted by any Tax Authority. No adjustment relating to any Tax Returns filed by Seller or any of its Subsidiaries has been proposed by any Tax Authority to Seller or any of its Subsidiaries (or any of their respective representatives thereof).

(c) There is not in effect any waiver by Seller or any of its Subsidiaries of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Tax Return which has not been filed, and neither Seller nor any of its Subsidiaries has consented to extend to a date later than the Closing Date the period in which any Tax may be assessed or collected by any Tax Authority.

(d) Neither Seller nor any of its Subsidiaries is a party to, nor owe any amount under, any Tax sharing or allocation agreement. Neither Seller nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Seller) and has no Liability for the Taxes of any Person (other than Seller) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. No claim has ever been made by any governmental entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(e) The Balance Sheet and the Interim Balance Sheet reflect all Liabilities for unpaid Taxes of Seller for periods (or portions of periods) through the date on such balance sheet. Seller has no Liability for unpaid Taxes accruing after the date of the Interim Balance Sheet except for Taxes arising in the ordinary course of business subsequent to such date.

(f) There is no agreement, plan, arrangement or other Contract covering any current or former Business Employee or to which the Seller is a party or by which the Seller is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No security of the Seller is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Seller is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. The Seller has not ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code. Section 2.12(f) of the Seller Disclosure Schedule lists each Person who the Seller reasonably believes is, with respect to the Seller, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date hereof.

(g) Section 2.12(g) of the Seller Disclosure Schedule contains a list of each Seller Benefit Plan in which a Business Employee participates that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. Each such Seller Benefit Plan has been operated in compliance with Section 409A of the Code and the regulations issued thereunder. The Seller has not ever had any obligation to report, withhold or gross up any Taxes with respect to any Business Employee under Section 409A of the Code.

2.13 Customers and Suppliers.

(a) Section 2.13(a) of the Seller Disclosure Schedule contains a list setting forth (i) the 25 largest customers of the Business, by dollar amount, during the periods set forth therein, and (ii) the 10 largest vendors and suppliers of the Business, by dollar amount, during the periods set forth therein. As of the date hereof, no customer, vendor, or supplier of the Business listed on Section 2.13(a) of the Seller Disclosure Schedule has, since December 31, 2012, cancelled, terminated or failed to renew, or provided written notice of an intention to cancel, terminate or not renew, any Contract with Seller.

(b) Section 2.13(b) of the Seller Disclosure Schedule contains a list setting forth the 10 largest resellers, distributors and OEMs of the Business by dollar amount, during the periods set forth therein. As of the date hereof, no reseller, distributor or OEM of the Business listed on Section 2.13(b) of the Seller Disclosure Schedule has, since December 31, 2012, cancelled or terminated, or provided written notice of an intention to cancel or terminate, any Contract with Seller.

2.14 Affiliated Transactions. Section 2.14 of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Contracts between Seller, on the one hand, and Seller’s Affiliates, on the other hand, that are included in the Purchased Contracts. All such Contracts were entered into on an arm’s-length basis and have terms no less favorable to the Business than those available to non-Affiliates of Seller.

2.15 Financial Statements. Seller has delivered to Buyer: (a) an audited balance sheet of Seller as at July 31, 2014 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Grant Thornton LLP, independent certified public accountants; (b) an audited balance sheet of Seller as at July 31, 2013, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto together with the report thereon of Grant Thornton LLP, independent certified public accountants; and (c) an unaudited balance sheet of Seller as at June 30, 2015, (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in shareholders’ equity, and cash flows for the eleven (11) months then ended, including in each case the notes thereto, certified by Seller’s chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 2.15 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting records of Seller. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the 24 months preceding the execution of this Agreement, together with copies of all responses thereto. Except as set forth in Section 2.15 of the Seller Disclosure Schedule, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business of Seller since the date of the Interim Balance Sheet.

2.16 No Material Adverse Effect. Since the date of the Balance Sheet, there has not been any Material Adverse Effect.

2.17 Accounts Receivable. All Receivables included in the Purchased Assets represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such Receivables are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance

Sheet or the Interim Balance Sheet (which reserves are adequate and calculated in accordance with GAAP consistent with past practice). Subject to such reserves, each of such Receivables either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of a Receivable relating to the amount or validity of such Receivable. Section 2.17 of the Seller Disclosure Schedule contains a complete and accurate list of all Receivables as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Receivable.

2.18 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair market value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

2.19 Brokers. Except as set forth on Section 2.19 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on arrangements made by or on behalf of Seller.

2.20 Purchase Entirely for Own Account. The Shares, the Warrants and the shares of Buyer Common Stock to be issued upon exercise of the Warrants (collectively, the “Securities”) will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, except upon liquidation and dissolution of Seller. The Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

2.21 Restricted Securities. The Seller understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that the Buyer has no obligation to register or qualify the Securities for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Buyer which are outside of the Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy.

2.22 Legends. The Seller understands that the Securities and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO BUYER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the Collateral Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

2.23 Accredited Investor. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or an Affiliate of Seller, or any of their respective Representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, any of the Transactions or the Business, notwithstanding the delivery or disclosure to Buyer or its Representatives of any documentation or other information with respect to one or more of the foregoing.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions set forth in the Buyer Disclosure Schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (which disclosures will delineate the section or subsection to which they apply but will also qualify such other sections or subsections in this Article 3 to the extent that it is reasonably apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Buyer represents and warrants to Seller that:

3.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Each Subsidiary of Buyer is a corporation or limited liability company of Buyer duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer and each Subsidiary of Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of their assets or the operation or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

3.2 Authorization. Buyer and each Subsidiary of Buyer has all requisite corporate power or limited liability company power, as applicable, and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to effect the Transactions and the execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all requisite corporate action. All corporate action required to be taken by the Buyer’s Board of Directors and stockholders in order to issue the Shares has been taken or will be taken prior to the Closing.

3.3 Binding Effect. This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements when duly executed and delivered by Buyer and/or any Subsidiary of Buyer, will be, valid and legally binding obligations of Buyer and/or such Subsidiary of Buyer, if applicable, enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.4 Capitalization.

(a) The authorized capital of the Buyer consists, immediately prior to the Closing, of: (i) 100,000,000 shares of Buyer Common Stock, of which 28,118,593 shares were issued and 27,510,861 shares were outstanding as of June 30, 2015; and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share, of the Buyer (the “Preferred Stock”), 2,000,000 shares of which have been designated “Series A Junior Participating Preferred Stock,” none of which were issued and outstanding as of June 30, 2015. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b) As of the date hereof, the Buyer has reserved 10,305,688 shares of Common Stock for issuance to officers, directors, employees and consultants of the Buyer pursuant to equity incentive plans duly adopted by the Buyer’s Board of Directors and approved by the Buyer’s stockholders (the “Stock Plans”). The Buyer has furnished to Seller complete and accurate copies of the Stock Plans and forms of agreements used thereunder.

3.5 Valid Issuance of Securities. The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement will be validly issued, fully paid, and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement or the Collateral Agreements, applicable state and federal securities laws, and liens or encumbrances created by or imposed by the Seller. Assuming the accuracy of the applicable representations of the Seller in Article 2 of this Agreement and subject to the filings described in Section 3.6 of this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws.

3.6 Consents and Filings. Assuming the accuracy of the representations made by the Seller in Article 2 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Person (including any federal, state or local governmental authority) is required on the part of the Buyer or any Subsidiary of Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the Transactions, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

3.7 No Violations. Except as set forth in Section 3.7 of the Buyer Disclosure Schedule, assuming that the consents specified in Section 3.6 have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by the Buyer and/or any Subsidiary of Buyer, if applicable, and the consummation of the Transactions do not and will not: (i) result in a breach or violation of any provision of the Buyer certificate of formation or the Buyer’s by-laws or any organizational documents of the Subsidiaries of Buyer, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer or any Subsidiary of Buyer is a party or by which it or its assets or properties are bound, or (iii) violate any Law of any Governmental Authority having jurisdiction over Buyer or any Subsidiary of Buyer or any of their properties, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

3.8 Litigation. Except as set forth on Section 3.8 of the Buyer Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or, to the Buyer’s knowledge, investigation pending or to the Buyer’s knowledge, currently threatened that questions the validity of the Collateral Agreements or the right of the Buyer to enter into them, or to consummate the Transactions.

3.9 SEC Reports. All statements, reports, schedules, forms and other documents required to have been filed by Buyer with the U.S. Securities and Exchange Commission (the “Buyer Reports”) have been so filed on a timely basis. As of the time it was filed with the U.S. Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (a) each of the Buyer Reports complied as to form in all material respects with the applicable requirements under applicable Law; and (b) none of the Buyer Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (i) in the case of the Buyer Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Buyer Report, and (ii) in the case of the Buyer Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Buyer Report.

3.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, none of Buyer, any Affiliate of Buyer or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or an Affiliate of Buyer, or any of their respective Representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, or any of the Transactions, notwithstanding the delivery or disclosure to Seller or its Representatives of any documentation or other information with respect to one or more of the foregoing.

4.	CERTAIN COVENANTS

4.1 Access and Investigation Prior to Closing. Between the date of this Agreement and the Closing Date, and upon reasonable advance written notice received from Buyer, Seller shall (a) afford Buyer and its Representatives full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Permits, Business Records and other documents and data related to the Business, the Purchased Assets or the Assumed Liabilities, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer and its

Representatives with copies of all such Contracts, Governmental Permits, Business Records and other existing documents and data related to the Business, the Purchased Assets or the Assumed Liabilities as Buyer may reasonably request; (c) furnish Buyer and its Representatives with such additional financial, operating and other relevant data and information related to the Business, the Purchased Assets or the Assumed Liabilities as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller related to the Business, the Purchased Assets or the Assumed Liabilities.

4.2 Operation of the Business Prior to Closing.

(a) To the extent permitted by applicable Law, between the date of this Agreement and the Closing, Seller shall (i) conduct the Business only in the ordinary course of business; (ii) use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; (iii) continue to collect its accounts receivable in the ordinary course of business and shall not take any action to accelerate, settle, discount, factor, or sell any such accounts receivable; (iv) continue to invoice its customers in the ordinary course of business and shall not take any action to accelerate, settle, discount, factor, or sell the right to invoice or otherwise collect payment from such customers; (v) confer with Buyer prior to implementing operational decisions of a material nature; and (vi) at the request of Buyer, report periodically to Buyer concerning the status of the Business and its operations and finances.

(b) Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer, (i) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the representations and warranties in Article 2 would become untrue or inaccurate; (ii) make any modification to any Contract or Governmental Permit included in the Purchased Assets; or (iii) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Purchased Assets, the Business or the Assumed Liabilities.

4.3 Exclusivity. Until such time as this Agreement shall be terminated pursuant to Section 8.1, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to, any business combination transaction involving Seller, including the sale by Seller’s stockholders of Seller’s stock, the merger or consolidation of Seller or the sale of the Business or any of the Purchased Assets (other than in the ordinary course of business). Seller shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller.

4.4 Access and Information. After the Closing, Seller and Buyer shall provide, and shall cause their respective Subsidiaries to provide, to each other and to their respective Representatives, upon written request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third Party confidentiality obligation in which case Seller and Buyer, as the case may be, will use commercially reasonable efforts to develop an alternative means to provide any such information that is subject to such limitations), reasonable access for inspection and copying of all Business Records, Governmental Permits, Contracts and any other information (other than personnel and medical records) existing as of the Closing Date and relating to the Business, the Purchased Assets or the Assumed Liabilities, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning Transactions, the operations or activities relating to the Business, the Purchased Assets or the Assumed Liabilities, and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Authority; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable and necessary out-of-pocket costs and expenses incurred by such Party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 4.4 will be during normal business hours and upon reasonable prior notice and will be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Without limiting the generality of the foregoing, Seller will use its reasonable best efforts to assist Buyer in the timely preparation and filing of audited, unaudited interim and pro forma financial statements for the Business as required to be filed with the U.S. Securities and Exchange Commission, including continuing the employment or retention of Seller’s accounting personnel who are Seller Retained Employees or contractors, at no cost to Buyer, until the satisfaction of such filing obligations.

4.5 Tax Reporting; Allocation of Consideration; Recording and Filing Fees.

(a) Seller shall be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include (i) the use or ownership of the Purchased Assets by Seller, or (ii) during any Pre-Closing Tax Period, the conduct of the Business (“Seller’s Returns”). Seller’s Returns will be true, complete and correct and prepared in accordance with applicable Law, each in all material respects. Seller will be responsible for and shall pay when due any and all Taxes attributable to or levied or imposed upon the Purchased Assets or related to the conduct of the Business for any Pre-Closing Tax Period whether or not such payment is required to be paid after the Closing Date.

(b) The Buyer shall prepare a statement (the “Purchase Price Allocation”) allocating the consideration paid and deemed paid for the Purchased Assets, as determined by the Buyer consistent with applicable tax reporting principles, among the Purchased Assets to be consistent with Section 1060 of the Code. Within 60 days following the Closing, Buyer shall deliver the Purchase Price Allocation to Seller for Seller’s review and comment, and shall consider in good faith any comments provided by the Seller within 20 days of Seller’s receipt of the Purchase Price Allocation. After consideration of any comments provided by Seller, Buyer shall amend the Purchase Price Allocation from time to time as necessary to reflect adjustments to the consideration paid or deemed paid for the Purchased Assets. For all Tax purposes, Buyer and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation, and will not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, audit or otherwise. Within a reasonable period before the due date of such statements, Seller, Buyer and the Buyer Subsidiary shall cooperate in preparing IRS Form 8594 or any equivalent statements required by any Governmental Authority charged with collection of any Tax, which shall be prepared in accordance with the Purchase Price Allocation.

(c) To the extent relevant to the Purchased Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Tax Authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Returns and shall not destroy or otherwise dispose of any such records for six years after Closing without the prior written consent of Buyer.

(d) Seller shall prepare and furnish to Business Employees Forms W-2 which will reflect all wages and compensation paid to Business Employees for that portion of the calendar year in which the Closing Date occurs during which the Business Employees were employed by Seller. Each of Seller and Buyer agree to treat Buyer as a successor employer with respect to the Business Employees for FICA and FUTA tax purposes.

(e) Seller shall be solely responsible for any and all applicable sales, use, transfer, recording or similar Taxes arising out of or in connection with the Transactions effected pursuant to this Agreement, including the sales, transfers, leases, rentals, licenses and assignments contemplated hereby (collectively, “Transfer Taxes”). The Parties shall use commercially reasonable efforts to minimize Transfer Taxes, if any, arising out of or relating to the Transactions contemplated by this Agreement, including, to the extent practicable, the delivery of the Purchased Assets, including all software and software documentation through electronic transmission or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of Transfer Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset.

(f) Seller is and shall remain solely responsible for all Taxes and Tax matters arising from or relating to the Purchased Assets and the Business through the Closing Date. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of Seller for the portion of the Straddle Period up to and through the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of other Taxes of Seller for the portion of the Straddle Period up to and through the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The parties shall cooperate with each other concerning all Tax matters, including the filing of all material Tax Returns and other governmental filings associated therewith

4.6 Business Employees.

(a) Prior to the Closing Date, Buyer will make offers of employment or provide welcome letters, contingent upon the Closing, to the Business Employees that Buyer, in its sole discretion, desires to hire or retain. Prior to the Closing, Buyer and its Subsidiaries will be permitted to approach any Business Employee about the terms and conditions of such offer or letter, upon advance notification to Seller, however in the case of Automatic Transfer Employees, subject to prior completion of information and consultation obligations with the relevant employee representatives as required by applicable Laws of each relevant jurisdiction. To the extent required under applicable Laws or Contract, Seller shall (i) give all notices, effect all consultations and provide such other information required to be given to, and (ii) seek such approvals or consents from, any Employees, collective bargaining unit, works council or other representative body representing any group of Employees in accordance with applicable Laws in connection with the transactions contemplated by this Agreement. All offers of employment and welcome letters to each Business Employee shall comply with applicable Law. Effective as of the day after the Closing Date, Buyer or one of its Subsidiaries shall hire and employ each Business Employee who accepts the offer of employment or welcome letter extended to such Business Employee pursuant to this Section 4.6 (or in the case of the Automatic Transfer Employees, each Business Employee who is eligible to receive a notice of transfer under the Transfer Regulations or a new contract of employment from the Buyer or its Subsidiaries). Seller and its Affiliates shall not take any action that would reasonably be expected to cause any Business Employee to fail to, (i) accept employment with Buyer or its Affiliates, or (ii) continue his or her employment with the Buyer or its Affiliates.

(b) Except as required by applicable Law or the terms of the applicable Seller Benefit Plan, from and after the Closing Date, the Business Employees shall cease to participate in and/or accrue further rights or benefits under any Seller Benefit Plans. All Business Employees will be given credit by Buyer under Buyer’s employee benefits plans for prior service with the Seller or its Subsidiaries for purposes of eligibility, participation, and benefit accrual, in each case, to the extent permitted by applicable Law and the terms of Buyer’s employee benefit plans (but in no case for purposes of accrual of benefits under any defined benefit pension plan or for any purpose under any equity based plan or where duplication of benefits or compensation would result).

(c) Seller and Buyer intend that the Transactions will not constitute a severance of employment of any Business Employee prior to the Closing Date, and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date. The Parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the Transactions and to ensure that all prior information and consultation requirements under the Transfer Regulations are completed prior to the Business Employees being hired by the Buyer.

(d) If applicable, Seller shall submit to Seller’s stockholders for approval (in a manner reasonably satisfactory to Buyer), by such number of holders of Seller stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Seller and shall be subject to review and reasonable approval by Buyer), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Seller shall deliver to Buyer notification and documentation reasonably satisfactory to Buyer that (i) a vote of the holders of Seller was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any Section 280G Payments (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Seller stock pursuant to this Section 4.6(d).

(e) Subject to applicable Laws and with the exception of the requirements under the Transfer Regulations, nothing contained in this Section 4.6, whether express or implied, will be construed to (i) confer upon any Person any rights to employment or continued employment or any term or condition of employment for any period with Seller or Buyer, (ii) establish, amend or modify Seller Benefit Plan, (iii) limit the ability of Seller, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, sponsored, maintained or contributed to by any of them, or (iv) confer upon any Person who is not a Party, including any Business Employee, any rights or remedies of any nature whatsoever (including any third-party beneficiary rights under this Agreement) under or by reason of this Section 4.6.

4.7 Commercially Reasonable Efforts. Without limiting each Party’s other obligations hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and lawful, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from Third Parties, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, any Collateral Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

4.8 Business Relationships; Payments.

(a) After the Closing, Seller shall, and shall cause its Subsidiaries to, as promptly as practicable in accordance with Seller’s ordinary course collections and accounts receivables processes (but in no event less than a monthly basis), (i) deliver to Buyer any checks or other forms of payment that are payable to Buyer that Seller or any of its Subsidiaries receives and shall hold such checks or other forms of payment in trust for Buyer until such delivery and (ii) deliver, and if necessary endorse over to Buyer, any mail, checks or other forms of payment Seller or any of its Subsidiaries receives that relate to the Purchased Assets or the Business to which Buyer is entitled pursuant to this Agreement and shall hold such mail, checks or other forms of payment in trust for Buyer until such delivery; provided, however, with respect to customer payments that are paid to Seller or its Subsidiaries for Products that were not paid pursuant to invoices from Seller or its Subsidiaries, Seller shall, and shall cause its Subsidiaries to, refund to such customers such amounts and shall notify Buyer of such refund as soon as practicable.

(b) After the Closing, Buyer shall, and shall cause its Affiliates to, as promptly as practicable in accordance with Buyer’s ordinary course collections and accounts receivables processes (but in no event less than a monthly basis), (i) deliver to Seller any checks or other forms of payment that are payable to Seller or its Subsidiaries that Buyer or any of its Affiliates receives and shall hold such checks or other forms of payment in trust for Seller until such delivery and (ii) deliver, and if necessary endorse over to Seller, any mail, checks or other forms of payment Buyer or any of its Affiliates receives that do not relate to the Purchased Assets or the Business and to which Seller or its Subsidiaries are entitled pursuant to this Agreement and shall hold such mail, checks or other forms of payment in trust for Seller until such delivery; provided, however, with respect to customer payments that are paid to Buyer or its Affiliates for Products that were not paid pursuant to invoices from Buyer or its Affiliates, Buyer shall, and shall cause its Affiliates to, refund to such customers such amounts and shall notify Seller of such refund as soon as practicable.

(c) After Closing and prior to the date that is three months following the Closing, Buyer shall grant to Business Employees, in the aggregate, options on no fewer than 1,000,000 shares of Buyer Common Stock.

(d) After Closing, Seller shall, and shall cause its Subsidiaries to (i) pay the retention bonuses set forth on Schedule 1.5(e) when due; and (ii) on or prior to August 31, 2015, pay the Sales Commissions; and (iii) promptly following the Closing, pay the Excluded Vacation Liabilities.

4.9 Non-Competition.

(a) For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Competing Business” means the selling, licensing, marketing, distributing, maintaining and supporting of a Seller E-mail Offering on a stand-alone basis (whether licensed software or as a SaaS offering).

(ii) “Competing Territory” means the entire world.

(iii) “Seller E-mail Offering” means personal information management server software that includes email, calendaring, address book, and task list functionality.

(b) Seller acknowledges and agrees that Buyer would be irreparably damaged if Seller were to provide services to or otherwise participate in a Competing Business and that any such competition by Seller (or its Subsidiaries) would result in a significant loss of goodwill by Buyer. Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 4.9 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the full benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if Seller breached the provisions of this Section 4.9. Therefore, Seller agrees, in further consideration of the amounts to be paid hereunder for the Purchased Assets and the goodwill of Seller sold by Seller that, except with the prior written consent of Buyer, at all times until the date that is three years following the Closing Date, Seller will not, and will cause its Subsidiaries not to engage in, conduct, manage, operate, own, or control the management of a Competing Business in the Competing Territory. Seller acknowledges that the Business has been conducted or is presently proposed to be conducted throughout the Competing Territory and that the time and geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business being sold by Seller pursuant to this Agreement.

4.10 Change of Name. Contemporaneously with the Closing, Seller shall file with the Texas Secretary of State an amendment to its organizational documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s reasonable judgment, to avoid confusion.

4.11 Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of (a) the Holdback Release Date; (b) the Earnout Payment Date; or (c) the lapse of all transfer restrictions imposed on Seller under the Lock-Up Agreement.

4.12 Standstill Provisions.

(a) Without the prior written consent of Buyer, Seller covenants and agrees not to, and that it shall not cause or permit its respective Affiliates to, directly or indirectly, alone or in concert with any other Affiliate, group or Person:

(i) except for the Securities, acquire, offer or propose to acquire or agree to acquire, directly or indirectly, whether through market purchases, tender or exchange offer, acquisition of control (including by way of merger or consolidation) or otherwise, record or beneficial ownership of, or the right to vote, any Buyer Common Stock; provided, however, that the prior written consent of Buyer shall not be required for (A) the acquisition of any Buyer Common Stock resulting from a stock split, stock dividend or similar recapitalization by Buyer, or (B) incidental indirect investments made by employee benefit plan-related trusts;

(ii) propose or seek to effect a merger, consolidation, recapitalization, reorganization, restructuring, sale, lease, exchange or other disposition of substantially all of the assets of, or other business combination involving, or a tender or exchange offer for securities of, Buyer or any of its subsidiaries or any material portion of Buyer’s or such subsidiary’s business or assets, or any other type of transaction that would result in the stockholders of Buyer immediately preceding such transaction holding, directly or indirectly, less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction (any such action in this Section 4.12(a) being referred to herein as an “Buyer Transaction Proposal”);

(iii) publicly seek to exercise any control or influence over the management of Buyer or its board of directors or any of the businesses, operations or policies of Buyer;

(iv) solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined under the Exchange Act) in opposition to the recommendation or proposal of Buyer’s board of directors; or

(v) form, join in or in any other way (including by deposit of Buyer Common Stock or the Securities) participate in a “group” with unaffiliated Persons, or in a partnership, pooling agreement, syndicate or voting trust, with respect to Buyer Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other unaffiliated Person, for the purpose of acquiring, holding, voting or disposing of any Buyer Common Stock.

(b) Seller covenants and agrees that it shall not, and shall not cause or permit any of its Affiliates to, sell, pledge or otherwise transfer any of the Securities to: (i) any Person or group that has (A) announced or commenced an unsolicited offer for any Buyer Common Stock, (B) publicly initiated, proposed or otherwise solicited Buyer stockholders for the approval of one or more stockholder proposals with respect to Buyer or (C) publicly made, or in any way participated in, any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined under the Exchange Act) in opposition to the recommendation or proposal of the Board; or (ii) any Person or group known to Seller or its Affiliates at the time of the sale, pledge or transfer to be accumulating stock on behalf of or acting in concert with any Person or group contemplated by clause (i) of this Section 4.12(b).

4.13 Voting of Securities. For so long as Seller owns any of the Securities, (i) Seller shall take such action as may be required so that all shares of Buyer Common Stock beneficially owned by Seller from time to time are voted on all matters to be voted on by holders of Buyer Common Stock in the manner recommended by a majority of Buyer’s board of directors, and (ii) Buyer, as the holder of Buyer Common Stock, shall be present, in person or by proxy, at all meetings of the stockholders of Buyer so that all shares of Buyer Common Stock beneficially owned by Seller from time to time may be counted for the purposes of determining the presence of a quorum at such meetings.

5.	CONFIDENTIAL NATURE OF INFORMATION

5.1 Confidentiality Agreement. Buyer and Seller agree that the Confidentiality Agreement will continue to apply to (a) all documents, materials and other information that it has obtained regarding the other Party or its Affiliates during the course of the negotiations leading to the consummation of the Transactions (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents, and (b) all analyses, reports, compilations, evaluations and other materials prepared by either Party or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that the Confidentiality Agreement will terminate as of the Closing and will be of no further force and effect thereafter with respect to Confidential Information as is assigned to Buyer or the Buyer Subsidiary as part of the Purchased Assets.

5.2 Seller’s Confidential Information.

(a) Except as provided in Section 5.2(b), after the Closing and for a period of five years following the Closing Date, each of Buyer and the Buyer Subsidiary agrees that it will keep (and cause its Subsidiaries to keep) confidential all of Seller’s and its Affiliates’ Confidential Information that is received from, or made available by, Seller or is otherwise exposed to Buyer in the course of the transactions contemplated hereby, except for such Confidential Information as is assigned to Buyer or the Buyer Subsidiary as part of the Purchased Assets.

(b) Notwithstanding the foregoing, such Confidential Information will not be deemed confidential and Buyer shall have no obligation with respect to any such Confidential Information that:

(i) at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;

(ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

(iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

(iv) to the extent it is independently developed by Buyer; or

(v) is, subject to Section 5.2(c), required to be disclosed under applicable Law or judicial process.

(c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer’s counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, Buyer (or its Affiliate) may disclose only so much of the Confidential Information to the Party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

5.3 Buyer’s Confidential Information.

(a) Except as provided in Section 5.3(b) and except as necessary to perform its obligations under this Agreement or the Collateral Agreements, or to enforce its rights hereunder or thereunder or to defend against allegations of breach hereof or thereof, after the Closing Date and for a period of five years thereafter, Seller agrees that it will keep confidential all of Buyer’s and its Affiliates’ Confidential Information, including Confidential Information that is assigned to Buyer Subsidiary as part of the Purchased Assets or that Seller learned as a result of the transactions contemplated hereby.

(b) Notwithstanding the foregoing, such Confidential Information will not be deemed confidential and Seller shall have no obligation with respect to any such Confidential Information that:

(i) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller; or

(ii) is received by Seller from a Third Party without similar restriction and without breach of any agreement; or

(iii) is, subject to Section 5.3(c), required to be disclosed under applicable Law or judicial process.

(c) If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller’s counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, Seller (or its Affiliate) may disclose only so much of the Confidential Information to the Party compelling disclosure as is required by Law. Seller will exercise its (and will cause its Affiliates to exercise their) commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

5.4 Public Statements; Confidential Nature of this Agreement and Collateral Agreements.

(a) Prior to the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the subject matter of this Agreement or any of the other Collateral Agreements, or the terms and conditions hereof or thereof, including, if applicable, any disputes or arbitration proceedings hereunder or thereunder, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party will be advised and the Parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing will not apply to communications or disclosures necessary to comply with accounting rules, stock exchange or market rules or federal securities or labor relations Law disclosure obligations.

(b) Except to the extent that disclosure thereof is required under accounting rules, stock exchange or market rules, or federal securities or labor relations Laws disclosure obligations, each Party agrees that the terms and conditions of this Agreement and the Collateral Agreements, and all schedules, attachments and amendments hereto and thereto will be considered Confidential Information protected under this Article 5. Notwithstanding anything in this Article 5 to the contrary, (a) in the event that any such Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 5, then the limitation in such agreement will supersede this Article 5, and (b) the restrictions on confidentiality set forth in any Collateral Agreement will supersede this Article 5 for the information subject thereto. Notwithstanding the foregoing, either Party may disclose these agreements to its advisors and consultants, to its lenders and in connection with any merger, sale or similar transaction provided that any such Party agrees to the same confidentiality obligations applicable to the providing Party.

(c) If any Party (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, such Party will promptly notify the other Party of such request or requirement and will cooperate with the other Party such that the other Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, any Party (or any of its Affiliates) is in the opinion of such Party’s counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, such Party (or its Affiliate) may disclose only so much of the Confidential Information to the Party compelling disclosure as is required by Law. Each Party will exercise its (and will cause its Affiliates to exercise their) commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

6.	CLOSING AND CONDITIONS TO CLOSING

6.1 Closing. The Closing will take place at the offices of Seller’s counsel commencing at 10:00 a.m. (local time) on the date that is two Business Days following the date on which all conditions to closing set forth in this Article 6 have been satisfied or duly waived (other than conditions that by their own terms are to be satisfied at Closing) or on such other date as to which Buyer and Seller may mutually agree (such date and time being referred to herein as the “Closing Date”).

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer):

(a) Accuracy of Representations and Warranties. Each of Seller’s representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the time of the Closing as if then made. Each of Seller’s other representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

(b) Covenants. Seller will have performed and complied with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Seller on or before the Closing).

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

(d) Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, or action, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Transactions or Buyer’s right to own, retain, use or operate any of the Purchased Assets on or after the Closing or seeking a disposition or divestiture of any of the Purchased Assets.

(e) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any Action (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Transactions.

(f) Employee Matters.

(i) Mr. Patrick Brandt shall have signed a non-competition agreement with Buyer in the form attached hereto as Exhibit H (the “Brandt Non-Competition Agreement”) and such Brandt Non-Competition Agreement shall continue to be in full force and effect and no action shall have been taken by Mr. Brandt to rescind such non-competition agreement.

(ii) Each Key Employee and at least 90% of all other Business Employees shall have signed an employment offer letter with Buyer or one of its Subsidiaries, and such employment offer letter shall continue to be in full force and effect and no action shall have been taken by such Key Employee or other Business Employees to rescind such employment offer letter; provided, however, that this paragraph shall apply only if the salaries offered to such Business Employees are substantially similar to or greater than their salaries immediately prior to the date of this Agreement.

(g) Payoff Letters; Release of Liens. Seller shall have delivered to Buyer payoff letters from each of Silicon Valley Bank, NXT Capital SBIC, LP, and Business Development Corporation of America stating that, upon their receipt of the amount specified therein, all liens and security interests securing Seller’s indebtedness to them will be released. All other creditors, other than creditors with respect to Permitted Encumbrances, shall have released all liens and security interests in the Purchased Assets.

(h) Good Standing Certificates. Seller shall have delivered to Buyer certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Texas and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation.

(i) Closing Deliverables. Seller shall have delivered to Buyer each of the items required to be delivered at the Closing under Section 6.4.

(j) CFO Certification. Seller shall have delivered to Buyer a certificate executed by its Chief Financial Officer attesting to the amount of the Purchased Receivables and the dollar value of the Base Amount (as such term is defined in Schedule 1.3(c)).

6.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller):

(a) Accuracy of Representations and Warranties. Each of Buyer’s representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the time of the Closing as if then made. Each of Buyer’s other representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

(b) Covenants. Buyer will have performed and complied with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Buyer on or before the Closing).

(c) Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, or action, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes material limitations on the Transactions.

(d) Closing Deliverables. Buyer shall have delivered to Seller each of the items required to be delivered at the Closing under Section 6.5.

6.4 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) each of the following Collateral Agreements, dated as of the Closing Date, duly executed by Seller:

(i) the Assignment and Bill of Sale;

(ii) the Assumption Agreement;

(iii) the Domain Name Assignment;

(iv) the Patent Assignment Agreement;

(v) the Trademark Assignment Agreement;

(vi) the Accounting System License Agreement; provided, that this Section 6.4(a)(vi) shall not apply if Buyer agrees, in its sole discretion, to assume the Transition Services Agreement; and

(vii) the Lock-Up Agreement.

(b) a certificate of the Secretary of Seller, dated as of the Closing Date, in customary form and substance as to the organizational documents and approvals of Seller, including (i) the Seller’s certificate of incorporation as in effect at the time of the Closing; (ii) the Seller’s Bylaws, as in effect at the Closing; (iii) resolutions approved by the Seller’s Board of Directors authorizing the Transactions; and (iv) resolutions approved by, or an action by written consent of, the Sellers’ stockholders holding not less than the requisite percentage under applicable Law and Contract of Seller’s outstanding shares necessary to approve the Transactions;

(c) a certificate executed by the Chief Executive Officer of Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.2(a) and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2(b);

(d) a certificate from Seller certifying that Seller is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445 (the “FIRPTA Certificate”); and

(e) evidence reasonably satisfactory to Buyer that each of the Seller Consents listed on Schedule 6.4(e) has been obtained;

(f) evidence reasonably satisfactory to Buyer that the equity interests of each Foreign Subsidiary have been duly and validly transferred to Buyer Subsidiary and that the directors and officers of each Foreign Subsidiary consist of the individuals designated by Buyer;

(g) evidence reasonably satisfactory to Buyer that the transfer of shares of Zimbra India described in Section 2.1 of the Seller Disclosure Schedule has been completed; and

(h) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, dated as of the Closing Date, as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer pursuant to this Agreement or any Collateral Agreement, and to put Buyer in actual possession or control of the Purchased Assets.

6.5 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a) the Cash Consideration as provided in Section 1.3;

(b) each of the following Collateral Agreements, dated as of the Closing Date, duly executed by Buyer, or if applicable, Buyer Subsidiary:

(i) the Assignment and Bill of Sale;

(ii) the Assumption Agreement;

(iii) the Domain Name Assignment;

(iv) the Patent Assignment Agreement;

(v) the Trademark Assignment Agreement;

(vi) the Accounting System License Agreement; provided, that this Section 6.5(a)(vi) shall not apply if Buyer agrees, in its sole discretion, to assume the Transition Services Agreement;

(vii) the Lock-Up Agreement; and

(viii) the Closing Warrants.

(c) confirmation of the issuance of the Closing Shares from Buyer’s transfer agent;

(d) a certificate of the Secretary of Buyer, dated as of the Closing Date, in customary form and substance as to the organizational documents and approvals of Buyer, including: (i) the Buyer’s certificate of incorporation as in effect at the time of the Closing; (ii) the Buyer’s by-laws, as in effect at the Closing; and (iii) resolutions approved by Buyer’s Board of Directors authorizing the Transactions; and

(e) all such other documents and instruments of assumption, dated as of the Closing Date, as Seller may reasonably request or as may be otherwise necessary to evidence and effect the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement.

6.6 Contemporaneous Effectiveness. All acts and deliveries prescribed by this Article 6, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

7.	POST-CLOSING INDEMNIFICATION

7.1 Survival. If the Transactions are consummated, (a) the representations and warranties of Buyer set forth in this Agreement (other than the Buyer Fundamental Representations) will survive the Closing and remain in full force and effect until 11:59 p.m. (Central Time) on the date that is 18 months following the Closing Date, (b) the representations and warranties of Seller set forth in this Agreement (other than the Seller Fundamental Representations) will survive the Closing and remain in full force and effect until 11:59 p.m. (Central Time) on the date that is 18 months following the Closing Date, and (c) the Fundamental Representations will survive the Closing and remain in full force and effect until the expiration of all applicable statutes of limitations or extensions thereof (the periods referred to in clauses (a), (b) and (c), the “Survival Period”); provided, however, that in the event that any Indemnified Party delivers a Claim Certificate (defined below) to a Party setting forth a claim for indemnification, compensation or reimbursement under this Article 7 in respect of a breach of a representation or warranty of a Party set forth in this Agreement or in any certificate delivered by or on behalf of a Party pursuant to the terms of this Agreement prior to the expiration of the applicable Survival Period, then such representation or warranty will survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof. It is the express intent of the Parties that, if the applicable survival period for an item contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated herein. The covenants herein of the Parties will survive until they terminate in accordance with their terms; provided, however, that in the event that any Indemnified Party shall deliver a Claim Certificate (defined below) to a Party setting forth a claim for indemnification, compensation or reimbursement under this Article 7 in respect of any non-fulfillment or breach of a covenant of a Party prior to the expiration of the applicable covenant, then such covenant will survive and remain in full force and effect solely with respect to such claim until the final resolution thereof.

7.2 Indemnification.

(a) Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Buyer or any of its Subsidiaries, and their respective Representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses which are suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any third party claim, except for Section 7.2(a)(iii) below which claim is required to be a Third-Party claim) to the extent that such Losses arise from or as a result of, or are connected with:

(i) any Excluded Liabilities;

(ii) any breach of or inaccuracy in any of the representations or warranties made by Seller in this Agreement;

(iii) any Third-Party Claims related to the designing, developing, offering for sale, selling, licensing, marketing, supplying, importing, making, using, distributing, maintaining, supporting, performing, displaying, reproducing or creating derivatives of the Products by Seller or its Subsidiaries prior to Closing;

(iv) any non-fulfillment or breach of any covenant or other agreement of Seller under this Agreement;

(v) any Liability for Taxes of Seller and any Transfer Taxes for which Seller is responsible pursuant to Section 4.5(e) of this Agreement;

(vi) other than the Assumed Liabilities, any compensation-related or other Liabilities relating to the employment or service of any Employee with any of Seller’s Subsidiaries prior to Closing or the termination of service or employment of any Employee by any of Seller’s Subsidiaries prior to or following Closing; and

(vii) any fraud of Seller.

(b) Subject to the limitations set forth in this Article 7, from and after the Closing, Buyer shall indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Seller or any of its Subsidiaries, and their respective Representatives (collectively, the “Seller Indemnified Parties”), from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses which are suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any third party claim) to the extent that such Losses arise from or as a result of, or are connected with:

(i) any Assumed Liabilities;

(ii) any breach of or inaccuracy in any of the representations or warranties made by Buyer in this Agreement;

(iii) any non-fulfillment or breach of any covenant or other agreement of Buyer under this Agreement; and

(iv) any fraud of Buyer.

(c) From and after the Closing, the rights of Buyer and Seller to indemnification under this Article 7 will be the exclusive remedies of the Parties with respect to any breach of, inaccuracy in or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement or the Transactions. Notwithstanding the foregoing, the limitations set forth in this Section 7.2(c) will not apply to any actions to specifically enforce the covenants in this Agreement.

7.3 Limitations on Indemnification.

(a) No claim of a Buyer Indemnified Party that is capable of being made under any subsection of Section 7.2 other than subsection 7.2(a)(i) may be made under Section 7.2(a)(i). Neither Buyer nor Seller shall be liable for any Loss consisting of indirect, special, punitive or exemplary damages (except to the extent that such damages are awarded or paid to a Third Party in connection with a Third Party Claim).

(b) The Buyer Indemnified Parties will not be entitled to recover any Losses under Section 7.2(a)(ii) until such time as the total amount of all such Losses that have been directly suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties has or have otherwise directly become subject, exceeds $100,000 (the “Loss Threshold”), in which case the Buyer Indemnified Parties will be entitled to recovery for all such Losses, including Losses that are within the Loss Threshold; provided, however, that the limitations contained in this Section 7.3(b) will not apply to any Excluded Liabilities or breach of or inaccuracy in any Seller Fundamental Representation.

(c) (i) The maximum aggregate amount of Losses that the Buyer Indemnified Parties will be entitled to recover under Section 7.2(a)(ii) (other than with respect to a breach of or inaccuracy in any Seller Fundamental Representation) will be limited to the 15% of the Purchase Price and (ii) the maximum aggregate amount of Losses that the Buyer Indemnified Parties will be entitled to recover under this Agreement will be limited to the Purchase Price.

(d) The maximum aggregate amount of Losses that the Seller Indemnified Parties will be entitled to recover under Section 7.2(b)(ii) will be limited to the 15% of the Purchase Price. The maximum aggregate amount of Losses that the Seller Indemnified Parties will be entitled to recover under this Agreement will be limited to an amount equal to the Purchase Price.

(e) Any Losses hereunder will be determined without duplication of recovery that would result from the set of facts giving rise to such Losses constituting a breach or other violation of more than one representation, warranty or covenant hereunder.

(f) There will be no obligation to indemnify under Section 7.2 to the extent the Loss relates to any breach of representation, warranty, or covenant expressly waived in writing by the other Party.

(g) In determining whether there was a breach of or inaccuracy in any representation or warranty or any non-fulfillment or breach of any covenant or agreement and calculating the amount of any Losses in respect of any breach of or inaccuracy in any representation or warranty or the non-fulfillment or breach of any covenant or agreement, any materiality or Material Adverse Effect standard or qualification contained in or otherwise applicable to such representation, warranty, covenant or agreement will be disregarded.

7.4 Indemnification Claims.

(a) Subject to Section 7.5 below, if an Indemnified Party is of the opinion that it has or may have a right to indemnification, compensation or reimbursement under this Agreement (an “Indemnification Claim”), such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”) promptly after receipt of notice of any such right, but in any event, prior to the expiration of the applicable Survival Period; provided, however, that the failure to promptly notify the Indemnifying Party thereof will not relieve the Indemnifying Party from liability in connection therewith except and to the extent (and only to the extent) that such failure has materially prejudiced the Indemnifying Party (it being understood, however, that a failure to deliver a Claim Certificate prior to the expiration of an applicable Survival Period will relieve the Indemnifying Party from liability in connection therewith). Each Claim Certificate shall (i) state that such Indemnified Party has suffered or incurred any Losses for which it is entitled to indemnification, compensation or reimbursement under this Agreement; (ii) contain a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof; and (iii) state the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related.

(b) In the event that the Indemnifying Party seeks to contest any individual items of Losses set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing (an “Objection Notice”) within 30 days after receipt of such Claim Certificate, which Objection Notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Loss. In the event that the Indemnifying Party fails to object to any items of Loss set forth in a Claim Certificate within the foregoing 30-day period, the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify, compensate and reimburse the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement.

7.5 Third Party Claims. In the event any Action is instituted against an Indemnified Party by a Third Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Action, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith except and to the extent (and only to the extent) that such failure has materially prejudiced the Indemnifying Party. Upon receipt of such notice, the Indemnifying Party will have the right, in its sole discretion, to control the defense or settlement of such Third Party Claim by appointing a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that prior to the Indemnifying Party assuming control of such defense or settlement, it shall first verify to the Indemnified Party in writing that such Indemnifying Party will be responsible for all liabilities and obligations relating to such Third Party Claim to the extent provided, and up to the limitations (if any) set forth, in this Article 7, and subject to such limitations, and provided, further, that:

(a) the Indemnified Party will be entitled to participate in the defense or settlement of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);

(b) the Indemnifying Party will not be entitled to assume control of, or continue to control if any of the following conditions is not satisfied at any time following the Indemnifying Party’s assumption of control, such defense or settlement (unless otherwise agreed to in writing by the Indemnified Party) if (i) the claim for indemnification, compensation or reimbursement relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim primarily seeks an injunction or equitable or any other non-monetary relief against the Indemnified Party; (iii) the Indemnifying Party fails to prosecute or defend such claim; or (iv) the amount of Losses reasonably likely to be incurred pursuant to such Third Party Claim (when combined with all other outstanding claims for indemnification, compensation or reimbursement and any amount previously paid by the Indemnifying Party that applies toward the applicable cap under Section 7.3 (if any)) is reasonably likely to exceed the applicable cap contemplated by Section 7.3 (if any);

(c) if the Indemnifying Party controls the defense or settlement of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of or consenting to the entry of any judgment with respect to such claim, which consent will not unreasonably be withheld, conditioned or delayed, unless (1) the terms of the proposed settlement or judgment include as an unconditional and with-prejudice term thereof the granting by the third party to Buyer and any other relevant Indemnified Party a release from all Liability in respect of such Third Party Claim; (2) there is (A) no finding or admission of any violation of Law by any Indemnified Party, and (B) no finding or admission of any violation of the rights of any Person by any Indemnified Party; and (3) the sole form of relief is monetary damages that shall be paid in full by the Indemnifying Party; and

(d) if the Indemnified Party shall control the defense or settlement of any Third Party Claim, (i) the Indemnifying Party will be entitled to participate at its own cost in the defense or settlement of such Third Party Claim and to employ counsel of its choice for such purpose and to receive copies of all pleadings, notices and communications with respect to such Third Party Claim, and (ii) the Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of or consenting to the entry of any judgment with respect to such Third Party Claim, which consent will not unreasonably be withheld, conditioned or delayed, unless (1) the terms of the proposed settlement or judgment include as an unconditional and with-prejudice term thereof the granting by the third party to Seller and any other relevant Indemnifying Party a release from all Liability in respect of such Third Party Claim; (2) there is (A) no finding or admission of any violation of Law by any Indemnifying Party, and (B) no finding or admission of any violation of the rights of any Person by any Indemnifying Party; and (3) the sole form of relief is monetary damages that will be paid in full by the Indemnified Party; provided, however, that, without the consent of the Indemnifying Party, no settlement of any such Third Party Claim will be determinative of the existence of or amount of Losses relating to such matter or whether such Losses are indemnifiable hereunder.

(e) Each Party shall reasonably cooperate with the other Party if such other Party is controlling the defense and settlement of any claims pursuant to and in compliance with this Section 7.5 and shall make available to such other Party (and its representatives), during normal business hours and upon reasonable prior notice, all employees and such information, books and records in its possession or under its control as may be reasonably necessary or useful in connection with the defense or settlement of such claims.

7.6 Setoff Against, and Release of, Holdback Shares, Holdback Warrants and Earnout Amount.

(a) Subject to the indemnification limitations set forth in this Article 7, Buyer is authorized to set off and apply all indemnifiable Losses of the Buyer Indemnified Parties against the amount of the Holdback Shares, the Holdback Warrants and the Earnout Consideration issuable or payable to Seller. Upon the final determination of any claim for indemnification, the remaining amount of the Holdback Shares, Holdback Warrants and Earnout Consideration shall be reduced by the amount necessary to satisfy and pay such claim. The amount of such Losses will first reduce the amount of Earnout Consideration, then the number of Holdback Shares issuable hereunder, and then the amount of Holdback Warrants issuable hereunder. Notwithstanding the foregoing, at Seller’s election, Seller may tender to Buyer cash equal to the indemnifiable Losses in lieu of Buyer’s recourse to the Earnout Consideration, Holdback Shares, or Holdback Warrants.

(b) Notwithstanding anything to the contrary in this Agreement, if any claims for indemnification by a Buyer Indemnified Party have not been finally resolved before the Holdback Release Date or the Earnout Payment Date, Buyer may continue to hold back and not issue to Seller a number of Holdback Shares and Holdback Warrants or not pay to Seller an amount of the Earnout Consideration, respectively, sufficient to offset such pending claims should they be determined in favor of the Buyer Indemnified Parties unless Seller shall have tendered to Buyer cash equal to the indemnifiable Loss. If Buyer shall not have tendered cash as set forth in the immediately preceding sentence, then promptly after final resolution of each such pending claim, Buyer shall issue or pay to Seller the portion of the withheld Holdback Shares and Holdback Warrants or Earnout Consideration that is in excess of the amount of any then remaining pending claims for indemnification hereunder.

(c) For purposes of placing a value on the Holdback Shares and Holdback Warrants for determining the number of Holdback Shares and Holdback Warrants used to satisfy any indemnifiable Losses under this Article 7, (i) the Holdback Shares will have a per share price equal to the volume weighted average of the closing prices of the Buyer Common Stock during the ten Business Days preceding the date on which the amount of the Indemnification Claim is finally determined and (ii) the Holdback Warrants will have a per share price equal to the value of a Holdback Warrant to acquire one share of Buyer Common Stock determined using a Black-Scholes calculation and the volume weighted average of the closing prices of the Buyer Common Stock during the ten Business Days preceding the date on which the amount of the Indemnification Claim is finally determined.

8.	TERMINATION

8.1 Termination Events. By notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

(a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been cured within 15 days after notice thereof from Buyer;

(b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been cured within 15 days after notice thereof from Seller;

(c) by mutual consent of Buyer and Seller;

(d) by Buyer if the Closing has not occurred on or before the 90th day following the date of this Agreement (the “Termination Date”), or such later date as the Parties may agree upon, unless the Buyer is in material breach of this Agreement; or

(e) by Seller if the Closing has not occurred on or before the Termination Date, or such later date as the Parties may agree upon, unless the Seller is in material breach of this Agreement.

8.2 Effect of Termination. Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in Section 5.1, this Section 8.2 and Article 9 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.	MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied, delivered by globally recognized express delivery service or electronic mail to the Parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the Party to whom notice is to be given may have furnished to the other Party hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the Party giving notice receives electronic confirmation of sending from the sending telecopy machine, (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems and (d) in the case of electronic mail sent prior to the close of normal business hours on a Business Day, on the date of sending (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day) if confirmation of receipt is received.

If to Seller, to:

Zimbra, Inc.

c/o Bell Nunnally & Martin, LLP

3232 McKinney Avenue, Suite 1400

Dallas, Texas 75206

Attn: Patrick Brandt c/o Ray Balestri

Facsimile: 214-740-5780

Email: cpatrickbrandt@gmail.com

With a copy (which will not constitute notice) to:

Bell Nunnally & Martin, LLP

3232 McKinney Avenue, Suite 1400

Dallas, Texas 75206

Attn: Ray Balestri

Facsimile: 214-740-5780

Email: rayb@bellnunnally.com

If to Buyer, to:

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

Attn: Chief Financial Officer

Facsimile: 716-332-9547

Email: wstuart@synacor.com

With a copy (which will not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 17th Floor

New York, New York 10036

Attn: Brian C. Hutchings, Esq.

Facsimile: 877-881-3007

Email: bhutchings@gunder.com

9.2 Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear all the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other Representatives and consultants) that are incurred by it in connection with the Transactions contemplated hereby, whether or not such Transactions are consummated (a Party’s “Transaction Expenses”).

9.3 Entire Agreement. The agreement of the Parties, which consists of this Agreement, the Collateral Agreements, the Schedules and Exhibits hereto and thereto and the Confidentiality Agreement sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

9.4 Assignment; Binding Effect; Severability.

(a) This Agreement may not be assigned by any Party hereto without the other Party’s written consent; provided, however, that, following the Closing, Buyer may assign its rights and obligations hereunder to one or more of its Affiliates or a purchaser or acquirer of all or substantially all of the business or assets of Buyer, whether by merger, reorganization, consolidation, amalgamation, sale of stock or assets, but any such assignment will not relieve Buyer and any of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions will remain in full force and effect unless the deletion of such provision will cause this Agreement to become materially adverse to either Party, in which event the Parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

(b) Upon a Change of Control of the Buyer or its successors and assigns or upon the sale of all or substantially all of any subsidiary, division, business unit or product line relating to the subject matter of this Agreement, whether by merger, sale of assets, sale of stock, or otherwise, the acquirer in any such transaction shall expressly assume the obligations of the Buyer or any of its Subsidiaries, as applicable, under this Agreement.

(c) If, at the time of enforcement of the covenants contained in Article 5 (the “Restrictive Covenants”), a court holds that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Seller hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Seller’s Business and the substantial investment in Seller made by Buyer hereunder. Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by Seller of the Purchased Assets and the goodwill of the Business pursuant to this Agreement.

9.5 Dispute Resolution; Venue; and Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each Party agrees not to commence any legal proceedings related hereto except in such courts.

9.6 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Waiver of Jury Trial. Each Party hereby waives, and agrees to cause each of its Subsidiaries to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement and the Transactions contemplated hereby. Each Party certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver.

9.8 Execution in Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.9 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will (a) confer on any Person other than the Parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except for Indemnified Parties as provided in Article 7), or (b) constitute the Parties hereto as partners or as participants in a joint venture. This Agreement will not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement (except for Indemnified Parties as provided in Article 7). Nothing in this Agreement will be construed as giving to any Business Employee, or any other individual, any right or entitlement under any benefit plan, policy or procedure maintained by Seller or Buyer. No Third Party will have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except for Indemnified Parties as provided in Article 7).

9.10 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(a) when a reference is made in this Agreement to an Article, Section, subsection, Exhibit, Annex, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit, Annex or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the word “or” is not limiting or exclusive;

(f) any gender-specific reference in this Agreement include all genders;

(g) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(h) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;

(i) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(j) references to a Person are also to its permitted successors and assigns;

(k) “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice (including with respect to quantity or frequency)”;

(l) the Parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(m) the contents of the Seller Disclosure Schedule (and the other Schedules), Exhibits and Annexes form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the Schedules, Exhibits and Annexes hereto;

(n) no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;

(o) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content);

(p) the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions; and

(q) Any dollar thresholds indicated in this Agreement will not be an admission or reflective of what is or may be deemed to be material or a Material Adverse Effect.

9.11 Waiver of Agreement. Any term or condition hereof may be waived by the Party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such Party by its duly authorized officer or employee. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

9.12 Amendment of Agreement. This Agreement may be amended with respect to any provision contained herein at any time by action of the Parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such Party’s action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each Party by its duly authorized officer or employee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

SELLER:

Zimbra, Inc.

By:	/s/ C. Patrick Brandt
C. Patrick Brandt, Chairman

BUYER:

Synacor, Inc.

By:	/s/ Himesh Bhise
Name:	Himesh Bhise
Title:	Chief Executive Officer

BUYER SUBSIDIARY:

Sync Holdings, LLC

By:	Synacor, Inc.
Its:	Sole Member

By:	/s/ Himesh Bhise
Name:	Himesh Bhise
Title:	Chief Executive Officer

ANNEX A

DEFINITIONS

For all purposes of and under this Agreement, the capitalized terms in this Annex A will have the meanings set forth below.

“Accounting System License Agreement” means that certain agreement in the form mutually agreed by the parties which provides for (a) a limited, non-exclusive, royalty-free license from Buyer to Seller to use certain accounting software included as part of the Purchased Equipment, and (b) reasonable access by Seller to Buyer’s Frisco, TX facilities during normal business hours and upon reasonable prior notice, in each case of (a) and (b), for a period not to exceed nine months following the Closing Date and solely for the limited purposes of enabling Seller to (i) fulfill its obligations pursuant to the Transition Services Agreement, (ii) assist Buyer in performing its obligations under Section 4.4 of this Agreement, (iii) prepare its own financial statements and Tax Returns, (iv) collect Excluded Receivables, (v) defend or prosecute Actions, (vi) respond to inquiries of Governmental Authorities, or (vii) take any other action reasonably incident to the foregoing (i) through (vi).

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Affiliate” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Assignment and Bill of Sale” means the Assignment and Bill of Sale attached hereto as Exhibit A.

“Assumption Agreement” means the Assumption Agreement attached hereto as Exhibit B.

“Automatic Transfer Employee” means those Business Employees listed on Section 2.9(a)(i) of the Seller Disclosure Schedule who will become employed by Buyer or one of its Subsidiaries as of the Closing as a result of local employment Laws, including the Transfer Regulations, that provide for an automatic transfer by operation of Law of the employment of any such Business Employee upon the transfer of the Business as a going concern pursuant to the Transactions.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas.

“Business Employees” mean all employees of Seller who are engaged in the operation or conduct of the Business, all of whom are listed on Section 2.9(a)(i) of the Seller Disclosure Schedule.

“Business Records” mean all books, records, reports, ledgers and files or other similar information (in any form or medium), including product documentation, product specifications, purchasing and sale records, invoices, credit records, price lists, customer lists, vendor lists, mailing lists, warranty information, marketing requirement documents, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, purchasing materials and records, manufacturing and quality control records and procedures, research and development files and materials, data and laboratory books, invention disclosures, media materials and plates, litigation files, product (including any related software) release orders, research materials and product testing reports, in each case maintained by or on behalf of Seller and exclusively used in or exclusively held for use in the Business, and in each case excluding any Excluded Records.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Buyer to the Seller.

“Buyer Fundamental Representations” mean the representations and warranties of Buyer set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization), Section 3.3 (Binding Effect), Section 3.4 (Capitalization), and Section 3.5 (Valid Issuance of Securities).

“Buyer Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Buyer and the Subsidiaries of Buyer, including that would have a material adverse effect on the ability of Buyer and the Subsidiaries of Buyer to consummate the Transactions or to perform its obligations under this Agreement or the Collateral Agreements.

“Buyer Subsidiary” means Sync Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer.

“Change of Control” shall mean (i) any acquisition of a Person by a third party by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of such Person outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of such Person or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) a sale, lease, irrevocable and exclusive license or other disposition of all or substantially all of the assets and/or intellectual property of such Person and its Subsidiaries, on a consolidated basis.

“Closing” means the closing of the transactions described in Article 6.

“Closing Date” means the date of the Closing as determined pursuant to Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Agreements” mean the (i) Assignment and Bill of Sale, (ii) the Assumption Agreement, (iii) the Domain Name Assignment, (iv) the Patent Assignment Agreement, (v) the Trademark Assignment Agreement, (vi) the Warrants, (vii) the Lock-Up Agreement, and (viii) the Accounting System License Agreement.

“Confidential Information” means any non-public, proprietary information, regardless of the form in which it was or is created, stored, reproduced or disclosed, including Trade Secrets, know-how, Software, Technology, technical information, business information, financial information, marketing plans, business strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, data, product and services roadmap information, strategic planning information and other non-public, proprietary information.

“Confidentiality Agreement” means the agreement between Seller and Buyer dated June 4, 2014.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Copyrights” mean all copyrights, whether in published or unpublished works, which include literary works, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and sculptural works, motion pictures and other audiovisual works, sound recordings, architectural works, software and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing); rights in databases and data collections; mask work rights; rights to compilations and collective works; rights to derivative works of any of the foregoing; and, registrations and applications for registration for any of the foregoing and any renewals or extensions of such registrations.

“Distributor” means the distributors, aggregators, business services providers, and resellers which are authorized to offer, license, sell, and/or support the Products by or on behalf of Seller or the Foreign Subsidiaries.

“Distributor Business” means the business operations of a Distributor solely to the extent, if any, such operations relate to the Business.

“Domain Name Assignment” means the Domain Name Assignment attached hereto as Exhibit C.

“Domain Names” mean Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Employee” means any employee, consultant or independent contractor of Seller or any of its Subsidiaries.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, pledge, easement, encumbrance, charge or other security interest or matter affecting title, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default, or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement or other similar restriction or right) affecting the Purchased Assets.

“Equipment” means all (a) computers, servers, phones, cellular phones, desks, chairs, tables, filing cabinets, copy machines, fax machines, modems and routers, (b) tangible embodiments of software and other Confidential Information, and (c) other tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contracts” mean (i) all Contracts of Seller that are not Purchased Contracts, and (ii) any Contract listed on Schedule 1.2(d).

“Excluded Equipment” means (i) all Equipment of Seller that is not Purchased Equipment, including all Equipment that is listed on Schedule 1.2(g) and (ii) Equipment that would otherwise constitute Purchased Equipment, but is used by Seller Retained Employees, in no event to exceed a fair market value of $15,000 in the aggregate.

“Excluded Receivables” means Receivables other than the Purchased Receivables.

“Excluded Records” mean, whether or not such records are used exclusively in the Business, (i) any Tax, financial, accounting, personnel, medical or human resources records of Seller , (ii) any organizational documents, minute books, including stockholder and board of director resolutions, stock ledgers and stock records of Seller and (iii) any books, records (including software records), reports, ledgers and files or other similar information of Seller (in any form or medium) to the extent, for this subsection (iii), (A) any applicable Law prohibits their transfer or (B) Seller or any Affiliate of Seller is required by Law to retain.

“Excluded Taxes” mean any Liability for any Taxes for any Pre-Closing Tax Period relating to the Purchased Assets or Seller’s or the Selling Subsidiaries operation of the Business or any Liability for the Taxes of any other corporation in the consolidated group of which Seller is a member.

“Foreign Subsidiaries” means Zimbra Software, Zimbra UK, Zimbra Japan, Zimbra India, and Zimbra Singapore.

“Fundamental Representations” mean the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles.

“Generally Available Products” mean all Products, but not including any in-process versions.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision and whether domestic or foreign; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Governmental Permits” mean all governmental permits and licenses, certificates of inspection, approvals or other authorizations.

“Holdback Release Date” means the 18-month anniversary of the Closing Date.

“Indemnified Party” means any Person entitled to, or seeking, indemnification, compensation or reimbursement under the terms of this Agreement.

“Indemnifying Party” means any Party obligated to provide indemnification, compensation or reimbursement to an Indemnified Party under the terms of this Agreement.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, mask works rights, sui generis database rights, moral rights and other intellectual property rights, and all business, contract rights and goodwill, including the right to sue for past, present and future infringement, misappropriation or other violation thereof, and all precursors, portions and work in progress, inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, production, use, support or maintenance thereof.

“Intellectual Property License Agreement” means that certain IP License Agreement dated July 11, 2013 by and between VMWare, Inc. and Telligent Systems, Inc.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” means the Business Employees listed on Schedule 6.2(f).

“Knowledge of Seller” or “to Seller’s Knowledge” or similar words or phrases relating to knowledge of Seller means the actual knowledge of the following officers of Seller: Patrick Brandt, Kristin Reichert, Brent Rhymes, and Richard Zicchino, after reasonable inquiry of the direct employee reports of such officers that have knowledge of the subject matter of the applicable representation or warranty of Seller in Article 2.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Leases” are defined in Section 2.7(b).

“Liability” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.

“Lock-Up Agreement” means the Lock-Up Agreement attached hereto as Exhibit G, which imposes certain transfer restrictions on the Shares included in the Purchase Price.

“Loss” or “Losses” means any liability, loss, damage, Tax, deficiency, Encumbrance (other than a Permitted Encumbrance), settlement cost, fine, cost, interest, award, judgment, penalty, charge, expense, including reasonable attorneys’ fees and consultants’ fees and expenses, and including any out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, including any consequential and incidental damages, but excluding any indirect, special, punitive or exemplary damages (except to the extent that such damages are awarded or paid to a Third Party in connection with a Third Party Claim).

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, either individually or when aggregated with all other changes, effects, events, occurrences or states of facts, materially adverse to (i) the business, condition (financial or other) or results of operations of the Business, (ii) the Purchased Assets or Assumed Liabilities, or (iii) Seller’s ability to consummate the Transactions, in each case other than any change, effect, event, occurrence or state of facts (A) resulting from conditions in the United States or foreign economies, banking or securities markets, (B) resulting from conditions in the industry in which the Business operates in general and not specifically relating to the Business, (C) resulting from the announcement or pendency of the Transactions (including any action or inaction by the customers, suppliers, distributors, employees or competitors of Seller ) (D) any failure to meet any projections, budgets, plans or forecasts for any products, (E) the undertaking, performance or observance of the obligations contemplated by this Agreement or the failure to take any action as a result of restrictions or other prohibitions set forth in this Agreement, or (F) changes in GAAP or any Law.

“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

“Open Source Software” means any Software that is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any licensed approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Patent Assignment Agreement” means the Patent Assignment Agreement attached hereto as Exhibit D.

“Patents” mean all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re examinations or equivalents or counterparts of any of the foregoing.

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).

“Permitted Encumbrances” mean any (i) liens for Taxes, assessments and other governmental charges, liens of landlords, carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or for sums being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure statutory the performance of tendering, statutory obligations, surety and appeal bonds and other similar obligations, (iii) licenses or covenants not to sue granted to customers, resellers or OEMs of Seller or its Subsidiaries, and (iv) any general cross-license of Intellectual Property of Seller or its Subsidiaries.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Products” mean the Seller’s email collaboration products and services, including, Software identified on Schedule 1.1(b), including all current, in-process and prior versions and releases of such Software, provided that Products do not include Software that is compiled separately from the identified Software.

“Purchased Contracts” mean (i) the Contracts set forth on Schedule 1.1(d)(i); (ii) the Leases; (iii) each customer and vendor Contract exclusively used in the operation of the Business, including the Contracts set forth on Schedule 1.1(d)(iii); and (iv) the Intellectual Property License Agreement.

“Purchased Equipment” means (i) Equipment (other than Excluded Equipment) owned by Seller and used or held for use in, the operation of the Business, including (A) the Equipment that is listed on Schedule 1.1(e), and (B) tangible embodiments of software residing on the Equipment referred to in the foregoing clause (A), and (ii) Equipment (other than Excluded Equipment) leased by Seller and used or held for use in the operation of the Business, including the Equipment that is listed on Schedule 1.1(e).

“Purchased Intellectual Property” means (i) the Trademarks listed on Schedule 1.1(a)(i); (ii) the Domain Names listed on Schedule 1.1(a)(ii); (iii) all Copyrights listed on Schedule 1.1(a)(iii); (iv) the Patents listed on Schedule 1.1(a)(iv); (v) to the extent not listed on the foregoing Schedules, all Copyrights, Trademarks, Trade Secrets and Patents (other than the Patents licensed under the Intellectual Property License Agreement), in each case exclusively used in connection with the Products or the Purchased Technology (including all Object Code and Source Code versions of the Products); and (vi) all Intellectual Property relating thereto.

“Purchased Receivables” means Receivables of the Sellers and all Affiliates of the Sellers related to the Purchased Contracts totaling $3,500,000 plus the right to invoice and collect up to $200,000 relating to Products sold (but not invoiced) by Seller prior to the Closing.

“Purchased Technology” means the Technology owned by Seller and used in the Products, but not including any proprietary development tools of Seller or its Affiliates used to develop and test the Products.

“Receivables” mean accounts receivable recorded in accordance with historical business practices regarding the booking and fulfillment of orders, notes receivable or similar items, together with any unpaid interest or fees accrued thereon or other amounts receivable with respect thereto, and any claim, remedy or other right related to any of the foregoing.

“Representatives” mean, with respect to any Person, such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives; provided, however, that in respect of Seller, after the Closing Date, “Representatives” will not include any Business Employee.

“Securities” is defined in Section 2.20.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Benefit Plan” means each Pension Plan, Welfare Plan and any other employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement (whether written or unwritten), in each case, maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its ERISA Affiliates in which Business Employees participate.

“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Seller to the Buyer.

“Seller Fundamental Representations” mean the representations and warranties of Seller set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Authorization), Section 2.3 (Binding Effect), Section 2.5(a) (Title), Section 2.11 (Intellectual Property), Section 2.12 (Taxes), and Section 2.19 (Brokers).

“Seller IP Representations” means the representations and warranties of Seller set forth in (i) the first and second sentences of Section 2.11(d) and (ii) Section 2.11(i).

“Seller Real Property” is defined in Section 2.7(a).

“Seller Retained Employees” means Business Employees who are not offered employment with, or who do not accept employment with, Buyer or one of its Subsidiaries.

“Software” means computer software, programs and databases in any form, including Source Code, Object Code, operating systems and specifications, data, databases, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.

“Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Technology” means (i) Software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), whether in Source Code, Object Code, or other form, (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) know-how and (vii) works of authorship, including documentation (e.g. user manuals and training materials). Technology does not include Intellectual Property rights, including any Intellectual Property rights in any of the foregoing.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Third Party Components” mean, with respect to any Product, Technology that is not exclusively owned by Seller and is embedded in, incorporated into or distributed by Seller with such Product.

“Trade Secrets” mean anything that would constitute a “trade secret” under applicable law, including inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, customer lists, software, technical information, business information and other Confidential Information.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement attached hereto as Exhibit E.

“Trademarks” mean trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration; equivalents and counterparts of any of the foregoing; and, the goodwill of the business associated with each of the foregoing.

“Transfer Regulations” mean the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”) and the Laws of any EU Member State implementing such Acquired Rights Directive.

“Transition Services Agreement” means that certain Transition Services Agreement between Seller and Verint Systems Inc. dated August 11, 2015

“Warrants” means warrants to purchase shares of Buyer Common Stock in the form attached hereto as Exhibit F.

“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

“Zimbra India” means Zimbra Technology India Private Limited, an entity incorporated under the laws of, and domiciled in, India.

“Zimbra Japan” means Zimbra Japan G.K., an entity incorporated under the laws of, and domiciled in, Japan.

“Zimbra Singapore” means Zimbra Singapore Private Limited, an entity incorporated under the laws of, and domiciled in, Singapore.

“Zimbra Software” means Zimbra Software, LLC, a limited liability company incorporated under the laws of, and domiciled in, Texas.

“Zimbra UK” means Zimbra Europe, Ltd., an entity incorporated under the laws of, and domiciled in, the United Kingdom.

OMITTED ATTACHMENTS TO THE ASSET PURCHASE AGREEMENT

Certain attachments to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Synacor hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Synacor reserves the right to request confidential treatment for portions of any such documents.

EXHIBITS

Exhibit A	Assignment and Bill of Sale
Exhibit B	Assumption Agreement
Exhibit C	Domain Name Assignment
Exhibit D	Patent Assignment Agreement
Exhibit E	Trademark Assignment Agreement
Exhibit F	Form of Warrant
Exhibit G	Lock-Up Agreement
Exhibit H	Brandt Non-Competition Agreement

SCHEDULES

Schedules 1.1(a)(i), 1.1(a)(ii), 1.1(a)(iii) and 1.1(a)(iv)	Purchased Intellectual Property
Schedule 1.1(b)	Products
Schedules 1.1(d)(i) and 1.1(d)(iii)	Purchased Contracts
Schedule 1.1(e)	Purchased Equipment
Schedule 1.2(a)	Excluded Intellectual Property
Schedule 1.2(d)	Excluded Contracts
Schedule 1.2(g)	Excluded Equipment
Schedule 1.3(c)	Earnout Milestones
Schedule 1.5(e)	Retention Bonuses
Schedule 6.2(f)	Key Employees
Schedule 6.4(e)	Required Consents

Seller Disclosure Schedule
Buyer Disclosure Schedule